Exhibit 2

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

among

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.,

as the Seller,

STRATUS TECHNOLOGIES BERMUDA LTD.,

as the Company,

and

STORM PRIVATE HOLDINGS II LTD.,

as the Buyer

Dated as of March 30, 2014

i

TABLE OF CONTENTS

(Continued)

ii

TABLE OF CONTENTS

(Continued)

Exhibit A – Form of Shareholder Approvals

iii

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT, dated as of March 30, 2014 (this “Agreement”), among Stratus Technologies Bermuda Holdings Ltd., a Bermuda exempted company limited by shares whose registered office is at Cumberland House, 9th Floor, 1 Victoria Street, Hamilton HM 11, Bermuda (the “Seller”), Stratus Technologies Bermuda Ltd., a Bermuda exempted company limited by shares, whose registered office is at Cumberland House, 9th Floor, 1 Victoria Street, Hamilton HM 11, Bermuda (the “Company”), Storm Private Holdings II Ltd., a Cayman Islands company whose registered office is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Buyer”), and, solely for purposes of Section 10.1(b), Stratus Technologies, Inc. a Delaware corporation (“Stratus US”).

RECITALS

A. The Seller is the beneficial owner of 100% of the issued share capital of the Company comprising 71,007 ordinary shares of par value $1.00 per share (the “Shares”).

B. Jefferies Finance LLC (“Jefferies”), as Administrative Agent under the Revolver (as defined below), is the legal owner of the Shares pursuant to the Share Mortgage (as defined below).

C. The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Shares.

D. To induce the Buyer to enter into this Agreement, Jefferies, Stratus US and the Seller have entered into and delivered to the Buyer a letter agreement, dated as of the date hereof, pursuant to and subject to the terms and conditions of which Jefferies has agreed to release its Mortgage (as defined below) on the Shares.

E. To induce the Buyer to enter into this Agreement, Investcorp Stratus Limited Partnership, Stratus Holdings Limited, MidOcean Capital Partners Europe, L.P, Technology Holdings Ltd. and the Buyer have entered into an exclusivity agreement with respect to the transactions contemplated by this Agreement.

F. Siris Partners II, L.P. (the “Guarantor”), simultaneously with the execution and delivery of this Agreement, has agreed pursuant to a limited guaranty dated as of the date hereof (the “Guaranty”), to guarantee certain obligations of the Buyer under this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, mediation, litigation, investigation, complaint or proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Acquisition Proposal” means any offer or proposal for, or any bona fide indication of interest in, any of the following: (i) any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (A) more than 15% of the share capital or capital stock of the Seller, the Company or any of its Subsidiaries or (B) all or substantially all of the assets of the Seller, the Company or its Subsidiaries, (ii) any merger, amalgamation, consolidation or other business combination involving the Seller, the Company or any of its Subsidiaries, or (iii) any recapitalization or any other extraordinary corporate reorganization involving the Seller, the Company or any of its Subsidiaries.

“Audited 2014 Financial Statements” means the audited consolidated balance sheets of the Company as of February 23, 2014, and the related audited statements of operations and cash flows, and stockholders’ deficit for the year then ended, and the notes and schedules thereto.

“BMA Consent” means the consent of the Bermuda Monetary Authority to the transfer of the Shares to the Buyer.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York or Bermuda.

“Buyer Expense Reimbursement” means the reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable legal, accounting and other advisory expenses) incurred by the Buyer or its Affiliates through the date of a Shareholder Approval Termination in connection with the investigation of the Company or its Subsidiaries, the negotiation and/or documentation of this Agreement and the consummation of the transactions contemplated by this Agreement; provided, that in no event shall the Buyer Expense Reimbursement exceed $2,000,000.

“Buyer Material Adverse Effect” means any development, event, state of facts, change, occurrence or effect that, when considered individually or together with all other developments, events, changes, occurrences or effects, would prevent, materially delay or materially impede the performance by the Buyer of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

“Cash” means, as at a specified date, the aggregate amount of all cash, cash equivalents and marketable securities held by the Company or any of its Subsidiaries, including all outstanding security, restricted cash, customer or other deposits; it being understood and agreed that Cash shall be reduced by the amount of any checks written and mailed (but not yet cashed) by the Company or any of its Subsidiaries.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Company Board” means the board of directors of the Company.

“Company Termination Fee” shall mean an amount in cash equal to $4,000,000.

“Contract” means any written or oral legally binding agreement, contract, lease, sublease, purchase order, arrangement, commitment, license, franchise, indenture, note, bond or other obligation or undertaking.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise.

“Encumbrance” means any encumbrance, easement, charge, claim, mortgage, lien, option, pledge, security interest, restriction on transfer, right of first offer, right of first refusal, adverse right, claim or other similar interest or restrictions (other than those created under applicable securities laws).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Fundamental Representations” means the representations and warranties contained in Sections 3.1, 3.2, 3.4, 3.5 and 3.17(b).

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Going Concern Qualification” means, with respect to any financial statements, any note or similar qualification from the Company’s auditors that the Company may not have sufficient funds or generate sufficient revenue to satisfy its obligations as they come due.

“good standing” in the context of a Bermuda company means that such company has not failed to make any filing with any Bermuda governmental authority or pay any Bermuda government fee or tax which might make it liable to be struck off the Register of Companies maintained by the Registrar of Companies in Bermuda and thereby cease to exist under the laws of Bermuda.

“Governmental Authority” means any United States or non-United States national, federal, state or local governmental, regulatory, self-regulatory or administrative authority, agency, court, body, or commission or any judicial, legislative or arbitral body.

“Indebtedness” means, as at a specified date, without duplication (i) the amount of all obligations for borrowed money of the Company and its Subsidiaries (including any unpaid principal, premium, accrued and unpaid interest, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith),

(ii) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business consistent with past practice, (iii) liabilities of the Company and its Subsidiaries evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iv) all obligations of the Company and its Subsidiaries in respect of any letters of credit or bankers’ acceptances (to the extent drawn), (v) any interest rate swap, forward contract or other hedging arrangement of the Company and its Subsidiaries, (vi) all obligations (including accrued interest) without duplication under a lease agreement that would be capitalized pursuant to GAAP but excluding any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any capital leases unless such breakage costs, prepayment penalties, fees or other similar amounts are due and will be paid at the Closing and (vii) any guaranty of any of the foregoing.

“Indenture” means the indenture governing the $215,000,000 original principal amount of Senior Secured Notes, due March 29, 2015, of Stratus Technologies Bermuda, Ltd. and Stratus Technologies, Inc., as amended.

“Intellectual Property” means all intellectual property rights arising under the laws of the United States or any other jurisdiction, including with respect to the following: (i) trade names, trademarks and service marks (registered and unregistered), domain names, trade dress, social media identifiers and similar rights and applications to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications and rights in respect of utility models or industrial designs (collectively, “Patents”); (iii) copyrights (including copyrights in software) and registrations and applications therefor (collectively, “Copyrights”); and (iv) trade secrets, know-how, inventions and other proprietary information.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means, with respect to the Company, the actual (but not constructive or imputed) knowledge of the persons listed in Schedule 1.1(a) and, with respect to the Buyer, the actual (but not constructive or imputed) knowledge of the persons listed in Schedule 1.1(b).

“Law” means any statute, law, ordinance, constitution, convention, treaty, regulation, rule, code, injunction, judgment, decree or order enacted, issued, promulgated, enforced or entered by any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or any of its Subsidiaries, in each case, as tenant, together with, to the extent leased by the Company or its Subsidiaries, all buildings and other structures, facilities or improvements currently or as of the Closing Date located thereon and all easements, licenses, rights and appurtenances of the Company or any of its Subsidiaries relating to the foregoing.

“Lender Related Party” means the Lenders and any former, current and future Affiliates, officers, directors, managers, employees, shareholders, equityholders, members, managers, partners, agents, representatives, successors or assigns of any of the foregoing or any of the Lenders or any of their Affiliates.

“Material Adverse Effect” means any development, event, state of facts, change, occurrence or effect that, when considered individually or together with all other developments, events, states of facts, changes, occurrences or effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby, other than any development, event, state of facts, change, occurrence or effect resulting from (A) changes in general economic, financial market, business or geopolitical conditions, (B) general changes or developments in any of the industries in which the Company or its Subsidiaries operate, (C) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (D) any outbreak or escalation of hostilities or any acts of war or terrorism, (E) any Going Concern Qualification issued by the auditor in respect of the Audited 2014 Financial Statements or the effects of any such Going Concern Qualification in respect of the Company’s Indebtedness or (F) the announcement, pendency and performance of this Agreement and the consummation of the transactions contemplated hereby (provided that this clause (F) shall not be applicable with respect to the representations and warranties set forth in Section 3.3); provided, however, that the items set forth in clauses (A), (B), (C) and (D) above shall be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent (but only to such extent) such items have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industry and markets in which the Company and its Subsidiaries conduct their business.

“Mortgage” shall have the meaning set forth in the Share Mortgage.

“non-assessable” means, in relation to fully paid shares of the Company (i) that no further sums are payable with respect to the issue of such shares and (ii) that no shareholder shall be bound by an alteration of the memorandum of association or bye-laws of the Company after the date on which such Person became a shareholder, if and so far as the alteration requires such shareholder to take, or subscribe for additional shares, or in any way increases such Person’s liability to contribute to the share capital of, or otherwise to pay money to, the Company.

“Permitted Encumbrance” means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries for a period greater than 60 days, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (iv) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances affecting title to real estate (including any leasehold or other interest therein) that do not materially interfere with the present use of the properties or assets of the Company and its Subsidiaries, taken as a whole and (v) prior to the consummation of the transactions contemplated to occur at Closing, liens securing Indebtedness under, and other Encumbrances pursuant to the documents governing, the Revolver, the Indenture and the Second Lien Credit Agreement.

“Person” means an individual, company, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes, including any amendment made with respect thereto.

“Reverse Termination Fee” shall mean an amount in cash equal to $8,000,000.

“Revolver” means the $25,000,000 Senior Secured Revolving Credit Facility, dated April 8, 2010, between Stratus Technologies, Inc., Stratus Technologies Bermuda Ltd., Stratus Technologies Bermuda Holdings Ltd., and the other parties named therein, as amended.

“Second Lien Credit Agreement” means the $100,000,000 First Amended and Restated Second Lien Credit Agreement, dated August 28, 2006, between Stratus Technologies, Inc., Stratus Technologies Bermuda Ltd. and the other parties named therein, as amended.

“Seller Board” means the board of directors of the Seller.

“Seller Expenses” means any fees, costs, expenses, commissions or other payments of any kind (including legal, accounting and financial advisory expenses) incurred or that become payable by the Seller or any of its Affiliates (including the Company or any of its Subsidiaries) in connection with any actions to be taken by the Seller or its Affiliates (other than for the avoidance of doubt, the Company and its Subsidiaries) after the Closing.

“Seller Material Adverse Effect” means any development, event, state of facts, change, occurrence or effect that, when considered individually or together with all other developments, events, states of facts, changes, occurrences or effects, would prevent, materially delay or materially impede the performance by the Seller of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

“Share Mortgage” means that certain legal mortgage of shares dated April 8, 2010 between Seller and Jefferies in respect of the Shares.

“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Taxes” means any and all taxes of any kind, including, without limitation, income, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, recapture, withholding, environmental, disability, alternative minimum, estimated or other similar tax, escheat obligations or custom duty (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority.

“Transaction Expenses” means (i) all fees, costs, expenses, commissions or other payments of any kind (including legal, accounting and financial advisory expenses) incurred or that become payable by the Company or any of its Subsidiaries as a result of the negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby, excluding any amounts considered part of Indebtedness; provided, that (x) all out of pocket costs and expenses incurred by the Company or its Affiliates in connection with the 2014 Audited Financial Statements, (y) all out of pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Seller or its Affiliates in connection with the enforcement of the Seller’s right to specific performance under Section 10.13(a) and (z) any fees, costs, expenses, commissions or other payments of any kind incurred or that became payable at the request or through the direction of Buyer, including as a result of the Company’s compliance with Section 2.3, Section 5.2 and Section 5.3(d), shall not be considered or deemed to be Transaction Expenses, and (ii) all amounts due under put option agreements and transaction, retention or similar bonus payments, in each case which become payable by the Company or any of its Subsidiaries to any current or former director, employee or individual independent contractor of the Company or any of its Subsidiaries as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (but, for the avoidance of doubt, excluding any severance or other amounts payable to any such individual as a result of a termination of such individual’s employment or service by the Company or any of its Subsidiaries after the Closing or such individual’s resignation for “good reason” after the Closing, other than upon exercise of a “single trigger” arising from consummation of the transactions contemplated by this Agreement).

“Warn Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (including Laws outside of the United States).

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

2011 IRS Audit	Section 3.14(b)
Affiliate Agreement	Section 3.20(a)
Agreement	Preamble
Balance Sheet	Section 3.6(a)
Buyer	Preamble
Buyer Related Party	Section 10.13(b)
Closing	Section 2.2(a)
Closing Date	Section 2.2(a)

Commitment Letters	Section 4.4(a)
Company	Preamble
Company Board Approval	Section 3.2
Company Patents	Section 3.13(a)
Company Registered Copyrights	Section 3.13(a)
Company Registered IP	Section 3.13(a)
Company Registered Marks	Section 3.13(a)
Confidentiality Agreement	Section 5.8
D&O Indemnified Liabilities	Section 5.12(a)
D&O Indemnified Parties	Section 5.12(a)
Debt Commitment Letter	Section 4.4(a)
Debt Financing	Section 4.4(a)
Disclosure Schedules	Article III
Employee Plans	Section 3.10(a)
Environmental Laws	Section 3.15(c)(i)
Environmental Permits	Section 3.15(c)(ii)
Equity Commitment Letter	Section 4.4(a)
Equity Financing	Section 4.4(a)
Equity Investor	Section 4.4(a)
Financial Statements	Section 3.6(a)
Financing	Section 4.4(a)
Financing Definitive Agreements	Section 5.3(a)
Gibson Dunn	Section 10.20(a)
Guarantor	Recitals
Guaranty	Recitals
Hazardous Materials	Section 3.15(c)(iii)
Interim Financial Statements	Section 3.6(a)
Jefferies	Recitals
Jefferies Agreement	Section 3.17(b)
Legal Representation	Section 10.20(a)
Lenders	Section 4.4(a)
Liability Limitation	Section 10.13(b)
Majority Shareholder Approval	Section 3.2
Material Contracts	Section 3.16(a)
Non-US Plans	Section 3.10(e)
Payoff Amount	Section 5.13
Payoff Letters	Section 5.13
Permits	Section 3.8(b)
Securities Act	Section 4.7
Seller	Preamble
Seller Board Approval	Section 3.2
Seller Guarantee	Section 3.20(b)
Seller Option	Section 2.1(b)
Shareholder Approval	Section 3.2
Shareholder Approval Termination	Section 10.1(b)
Shares	Recitals

Special Shareholder Approval	Section 3.2
Specified Termination	Section 10.1(a)
Stratus US	Preamble
Termination Agreements	Section 5.5
Termination Date	Section 9.1(d)
Transaction Expense Measurement Date	Section 2.3(b)
Transfer Taxes	Section 6.1
Unaudited 2014 Financial Statements	Section 5.3(c)(iii)

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Shares.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell to the Buyer, and the Buyer shall purchase and acquire from the Seller, all of its right, title and interest in and to the Shares, together with all rights of any nature which are now or which may at any time become attached to them, free and clear of all Encumbrances other than restrictions on transfer pursuant to applicable Law or any Encumbrance created by the Buyer.

(b) As promptly as practicable following the date hereof, the Seller Board (or, if appropriate, any committee of the board of directors administering the Stratus Technologies, Inc. Stock Incentive Plan) shall adopt such resolutions or take such other commercially reasonable actions as are required to cancel without payment each stock option to purchase the ordinary shares of Seller (each, a “Seller Option), whether vested or unvested, such that, as of immediately prior to and contingent on the Closing, the Seller Options shall no longer be outstanding and shall automatically be canceled without payment or consideration therefor and each holder of any such Seller Option shall cease to have any rights with respect thereto as of and contingent on the Closing.

Section 2.2 Closing.

(a) The sale and purchase of the Shares shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York, at 10:00 a.m., New York time, on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction of those conditions), or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing; provided, that in no event will the Closing occur prior to April 28, 2014 without the Buyer’s written consent; provided, further, that during the three Business Day period described above, no party shall be entitled to terminate this Agreement pursuant to Section 9.1(d). The day on which the Closing takes place is referred to as the “Closing Date.”

(b) At the Closing the Buyer shall, in consideration for the Shares:

(i) in the case of the Revolver, repay, or cause to be repaid, on behalf of Stratus US, the amount payable to each counterparty or holder of Indebtedness under the Revolver (or, in the case of each of the letters of credit issued pursuant to the Revolver and outstanding at the Closing, shall cause such letter of credit to be returned to the issuers thereof, provide to the issuer of such letter of credit a letter of credit in the same amount, on terms satisfactory to the issuers of such letters of credit, or otherwise satisfy the issuers of such letters of credit as to the disposition or retention of such letters of credit (e.g., cash collateralizing such obligations)) in order to fully discharge such Indebtedness and terminate all applicable obligations and liabilities of Stratus US and any of its Affiliates related thereto;

(ii) in the case of the Indenture, deposit, or cause to be deposited, on behalf of the Company, with the Trustee (as defined in the Indenture), in accordance with Section 4.01(a)(iii) of the Indenture, and pay, or cause to be paid, on behalf of the Company, the sums payable in accordance with Section 4.01(b) of the Indenture, in each case in the amount required in order to fully discharge the Indebtedness under the Indenture and terminate all applicable obligations and liabilities of the Company and any of its Affiliates related thereto;

(iii) in the case of the Second Lien Credit Agreement, repay, or cause to be repaid, on behalf of the Company, the amount payable to each counterparty or holder of Indebtedness under the Second Lien Credit Agreement in order to fully discharge such Indebtedness and terminate all applicable obligations and liabilities of the Company and any of its Affiliates related thereto;

(iv) pay, or cause to be paid, on behalf of the Company, all Transaction Expenses; and

(v) deliver or cause to be delivered to the Seller, the BMA Consent.

(c) At the Closing the Seller shall deliver or cause to be delivered to the Buyer (or as it shall direct):

(i) duly executed forms of release of the Share Mortgage;

(ii) a certificate of compliance issued by the Bermuda Registrar of the Companies in respect of the Company dated no later than two Business Days before the Closing Date;

(iii) a duly executed transfer of the Shares in favor of the Buyer; and

(iv) the relevant share certificate in respect of the Shares.

(d) All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by the payee at least two Business Days prior to the applicable payment date.

(e) Each of the Seller and the Company shall, and shall cause their respective Subsidiaries to, execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as the

Buyer may reasonably deem necessary to effect the release of the Mortgage and transfer of Shares to the Buyer at the Closing, including enforcing its rights under the Share Mortgage, Revolver, Indenture and Second Lien Credit Agreement in the event of a breach by any other party thereto.

Section 2.3 Pre-Closing Statement. At least three Business Days prior to the Closing Date, the Company shall prepare, or cause to be prepared, and deliver to the Buyer a statement setting forth the Company’s good-faith estimate of:

(a) the aggregate Indebtedness of the Company as of the Closing Date (without giving effect to, but including all fees and expenses due upon consummation of, the transactions contemplated herein), together with the lenders party thereto and a description and the amount of each element thereof;

(b) the aggregate estimated amount of Transaction Expenses as of the Closing Date that have been incurred since January 23, 2014 (the “Transaction Expense Measurement Date”) (without giving effect to, but including all fees and expenses due upon the consummation of, the transactions contemplated herein), specifically identifying each payee of a Transaction Expense and whether such amount has been paid to date, together with a reasonable description thereof; and

(c) the aggregate amount of Cash as of the Closing Date (without giving effect to the transactions contemplated herein).

Each of the Seller and the Company shall give the Buyer and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company and its Subsidiaries and to any other information reasonably requested for purposes of reviewing the calculations contemplated by this Section 2.3, and shall authorize its accountants to disclose work papers generated thereby in connection with preparing and reviewing the calculations specified herein; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance reasonably acceptable to such accountants; provided further, that the Buyer shall, promptly upon request of the Seller, reimburse the Seller for all reasonable and documented out-of-pocket costs incurred by the Seller or any of its Subsidiaries in connection with such cooperation.

Section 2.4 Withholding for Payment of Taxes. The Buyer shall be entitled to deduct and withhold from any payments made pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of any such payment under any applicable Tax Law. To the extent that amounts are so withheld, and paid to the proper taxing authority pursuant to any applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SELLER AND THE COMPANY

Except as set forth in the disclosure schedules dated as of the date hereof and delivered herewith by the Seller and the Company to the Buyer (collectively, the “Disclosure Schedules”), each of Seller and the Company hereby severally represent and warrant, with respect to itself only and not the other, to the Buyer as follows:

Section 3.1 Organization and Qualification.

(a) The Seller is an exempted company duly organized, validly existing and in good standing under the laws of Bermuda. The Company is (i) an exempted company duly organized, validly existing and in good standing under the laws of Bermuda and has all necessary corporate or similar power and authority to own, lease and operate its assets, rights and properties and to carry on its business as it is now being conducted and (ii) duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the assets, rights or properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, for any such failure that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of the Company’s Subsidiaries is (i) a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation as set forth in Section 3.1(b) of the Disclosure Schedules, and has all necessary corporate or similar power and authority to own, lease and operate its assets, rights and properties and to carry on its business as it is now being conducted and (ii) duly qualified or licensed as a foreign corporation, limited liability company or other entity to do business, and is in good standing, in each jurisdiction where the character of the assets, rights or properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except in each case, for any such failure that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Each of the Seller and the Company has heretofore furnished to the Buyer a complete and correct copy of its certificate of incorporation, memorandum of association, bye-laws or equivalent constitutional documents, each as amended to date, and those of each of its Subsidiaries. Such certificates of incorporation, memorandums of association, bye-laws or equivalent constitutional documents as so delivered are in full force and effect.

Section 3.2 Authority.

(a) The execution, delivery and performance by the Seller and the Company of this Agreement and the consummation by the Seller and the Company of the transactions contemplated hereby are within their corporate or similar powers and have been duly and validly authorized on the part of the Seller and the Company, subject only to obtaining the Special Shareholder Approval.

(b) The Company Board has unanimously approved this Agreement and the transactions contemplated by this Agreement in accordance with the Company’s Memorandum of Association and Bye-Laws (the “Company Board Approval”). The Company Board Approval has been properly obtained, and it constitutes all of the necessary action or authorization on the part of the Company Board for the authorization, execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement. The Seller Board has unanimously approved this Agreement and the transactions contemplated by this Agreement in accordance with the Seller’s Memorandum of Association and Bye-Laws (the “Seller Board Approval”). The Seller Board Approval has been properly obtained, and it constitutes all of the necessary action or authorization on the part of the Seller Board for the authorization, execution, delivery and performance of this Agreement and the consummation by the Seller of the transactions contemplated by this Agreement. Correct and complete copies of the Company Board Approval and the Seller Board Approval have previously been provided to the Buyer and, as of the Closing Date, none of the Company Board Approval or the Seller Board Approval have been revoked, rescinded or amended.

(c) The approval of this Agreement and the transactions contemplated by this Agreement by (i) the holders of a simple majority of the issued and outstanding ordinary shares, series A ordinary shares, series B1 ordinary shares, series A preference shares and series B1 preference shares, in each case, of the Seller (voting together as one class and, in the case of the series A preference shares and series B1 preference shares, voting on an as-converted basis) (the “Majority Shareholder Approval”) and (ii) each holder of issued and outstanding series A preference shares and series B1 preference shares, in each case, of the Seller (the “Special Shareholder Approval” and, together with the Majority Shareholder Approval, the “Shareholder Approvals”) constitutes all of the votes, consents and approvals required of the shareholders of the Seller for the authorization, execution, delivery and performance of this Agreement and the consummation by the Seller of the transactions contemplated by this Agreement as required under the Laws of Bermuda and the Seller’s Bye-Laws; provided, that in the event the Seller’s Bye-Laws are duly amended after the date of this Agreement by the approval of at least 85% of the issued and outstanding series A preference shares and series B1 preference shares, in each case, of the Seller (voting together as one class) to exempt the transactions contemplated by this Agreement from the requirement described in clause (ii) of the immediately preceding sentence, the defined term “Special Shareholder Approval” shall instead be deemed to mean the approval of the holders of a majority of the issued and outstanding series A preference shares, series B1 preference shares and series B2 preference shares, in each case, of the Seller (voting together as one class).

(d) This Agreement has been duly executed and delivered by the Seller and the Company and, assuming due execution and delivery by each of the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of the Seller and the Company, enforceable against the Seller and the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Seller and the Company of this Agreement and the consummation of the transactions contemplated hereby, do not and will not:

(i) conflict with or violate the certificate of incorporation, memorandum of association, bye-laws or equivalent constitutional documents of the Seller or the Company or any of its Subsidiaries;

(ii) conflict with or violate any Law applicable to the Seller or the Company or any of its Subsidiaries or by which any property, right or asset of the Seller or the Company or any of its Subsidiaries is bound or affected; or

(iii) conflict with, result in any breach or violation of, constitute a default (or an event that, with notice or lapse of time or both, would become a default), result in the loss of a benefit under, require any consent of any Person pursuant to, or give to others any rights of termination, acceleration, amendment or cancellation of any Material Contract;

except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults, loss of benefits or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect (in the case of the Seller) or a Material Adverse Effect (in the case of the Company).

(b) None of the Seller, the Company or any of the Company’s Subsidiaries is required to file or notify, seek or obtain any notice, authorization, registration, declaration, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller or the Company of this Agreement or the consummation of the transactions contemplated hereby or in order to prevent the termination of any right, privilege, license or qualification of the Seller or the Company or any of its Subsidiaries, except (i) for such filings as may be required by any applicable federal or state securities, takeover or “blue sky” Laws, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect (in the case of the Seller) or a Material Adverse Effect (in the case of the Company), (iii) as may be necessary as a result of any facts or circumstances relating to the Buyer or any of its Affiliates or (iv) the BMA Consent.

Section 3.4 Capitalization.

(a) The authorized and issued share capital of the Company consists of 71,007 ordinary shares of par value $1.00 each, constituting the Shares. Section 3.4(a) of the Disclosure Schedules sets forth, for each Subsidiary of the Company, the amount of its authorized capital shares, the par value of its authorized capital shares, the amount of its outstanding capital shares and the record and beneficial owners of its outstanding capital shares. Except for the Shares and as set forth on Section 3.4(a) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has issued or agreed to or has any obligation to issue any: (a) Shares or shares of capital stock or other equity, voting or ownership interest; (b) option (or other right to acquire Shares or shares of capital stock), warrant or interest convertible into or exchangeable or exercisable for the purchase of Shares or shares of capital stock or other equity, voting or ownership interests; (c) share or stock appreciation right, phantom shares or stock, restricted shares or stock, performance unit, contingent value right, interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right that is derivative of, or provides economic benefits based, directly or indirectly, on the value or price of, any shares or capital stock of, or other equity, or voting securities of or ownership or voting interests in, the Company or any of its Subsidiaries; or (d) bond, debenture, note or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Each outstanding Share or share of capital stock or other equity, voting or ownership interest of the Company and each of its Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the Company’s certificate of incorporation, memorandum of association or bye-laws or any agreement or instrument to which the Company is a party or is otherwise bound and in the case of its Subsidiaries each such share or other equity, voting or ownership interest is owned by the Company or another Subsidiary, free and clear of any Encumbrance other than Permitted Encumbrances and restrictions on transfer pursuant to applicable Law. Except for rights granted to the Buyer under this Agreement and as set forth on Section 3.4(a) of the Disclosure Schedules, there are no outstanding obligations, agreements, arrangements or understandings (including any voting trusts or proxies, shareholder or stockholders agreements, rights agreements or registrations rights) of the Company or any of its Subsidiaries to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the registering, purchasing, holding, voting or disposition of or that restrict the transfer of, the issued or unissued share capital or other equity, voting or ownership interests of the Company or any of its Subsidiaries.

(b) Except with respect to those Encumbrances listed on Section 3.4(b) of the Disclosure Schedules, (i) the Seller is the beneficial owner of the Shares, free and clear of any Encumbrance other than restrictions on transfer pursuant to applicable Law and (ii) Jefferies is the registered holder and legal owner of the Shares. Following the payment of the Indebtedness to be paid off at the Closing under Section 2.2(b) and the filing of a share transfer form duly executed by Jefferies with the Bermuda Monetary Authority, the Seller will be the registered holder and legal owner of the Shares and have the right, authority and power to sell, assign and transfer the Shares to the Buyer, free and clear of any Encumbrance other than restrictions on transfer pursuant to applicable Law.

Section 3.5 Equity Interests. Except for the Subsidiaries listed in Section 3.1(b) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person.

Section 3.6 Financial Statements; No Undisclosed Liabilities.

(a) True and complete copies of the audited consolidated balance sheet of the Company and its Subsidiaries as at February 24, 2013, and the related audited consolidated statements of income, retained earnings, shareholders’ equity and changes in financial position of the Company and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of the Company and its Subsidiaries as at November 24, 2013 (the “Balance Sheet”), and the related consolidated statements of income, retained earnings, shareholders’ equity and changes in financial position of the Company and its Subsidiaries, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”), are attached hereto as Section 3.6(a) of the Disclosure Schedules. Each of the Financial Statements and the Interim Financial Statements (i) has been prepared based on the books and records of the Company and its Subsidiaries (except as may be indicated in the notes thereto), (ii) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. There are no unconsolidated Subsidiaries of the Company or off-balance sheet arrangements that have not been so described in the Financial Statements and Interim Financial Statements as applicable.

(b) There are no material debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, of the Company or any of its Subsidiaries of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than any such debts, liabilities or obligations (i) reflected or reserved against on the Interim Financial Statements or the notes thereto, (ii) incurred since the date of the Balance Sheet in the ordinary course of business of the Company and its Subsidiaries or (iii) incurred in connection with the transactions contemplated by this Agreement or the financing thereof.

(c) Section 3.6(c) of the Disclosure Schedules sets forth, as of the date hereof, all Indebtedness of the Company and, as of the anticipated Closing Date, a good faith estimate of all Indebtedness of the Company. The Company has previously delivered to the Buyer a copy of each Contract with respect to each item set forth or required to be set forth on Section 3.6(c) of the Disclosure Schedules.

(d) As of the date hereof, the Company’s independent auditors have not raised with the Company any material audit adjustments in their audit of the Financial Statements or in the preceding year’s audit of the Company’s financial statements.

Section 3.7 Absence of Certain Changes or Events. Since the date of the Balance Sheet through the date of this Agreement: (a) the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice; (b) there has not occurred any Material Adverse Effect; and (c) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

Section 3.8 Compliance with Law; Permits.

(a) Each of the Company and its Subsidiaries is and, for the past three years, has been in compliance with all Laws applicable to it or by which any of their respective properties, rights or assets are bound, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of the Company and its Subsidiaries is in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business as currently conducted (the “Permits”), except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the Permits and no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except, in each case, where the failure to so comply, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) No representation or warranty is made under this Section 3.8 with respect to ERISA, Taxes or environmental matters, which are covered exclusively by Section 3.10, Section 3.14 and Section 3.15, respectively.

Section 3.9 Litigation. As of the date hereof, there is no Action by or against the Company or any of its Subsidiaries or any of their respective rights, assets or properties, pending, or to the Knowledge of the Company, threatened (including cease and desist letters or invitations to take a patent license) in writing (a) seeking damages in excess of $1,000,000, (b) pursuing any criminal sanctions or penalties, (c) seeking equitable or injunctive relief or (d) that would otherwise, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order, injunction or decree of any Governmental Authority.

Section 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Disclosure Schedules sets forth a correct and complete list of all employee benefit plans (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and all employment, consulting, termination, severance, bonus, transaction bonus, retention, change in control, stock option, stock purchase, restricted stock, other equity-based, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, material fringe benefit or other benefit plans, programs, contracts, agreements or arrangements, that are entered into, maintained, contributed to (or required to be contributed to) or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, director or individual independent contractor of the Company or any of its Subsidiaries or pursuant to which the Company or any of its Subsidiaries currently has any obligation or liability with respect to any current or former employee, director or individual independent contractor of the Company or any of its Subsidiaries (collectively, the “Employee Plans”). The Company has made available to the Buyer (i) a true and complete copy of each

Employee Plan and all current summary plan descriptions and the most recent determination or opinion letter from the IRS with respect to any Employee Plan, (ii) if applicable, the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service with respect to each Employee Plan, (iii) if applicable, each trust agreement and insurance or group annuity contract relating to any Employee Plan, including any amendments thereto, and (iv) if applicable, the most recent financial statements and actuarial or other valuation reports prepared with respect to any Employee Plan.

(b) (i) Each Employee Plan has been maintained in all material respects in accordance with its terms and the requirements of ERISA, the Code and all other applicable Laws, (ii) each of the Company and its Subsidiaries has performed all material obligations required to be performed by it under any Employee Plan and to the Knowledge of the Company, is not in any material respect in default under or in violation of any Employee Plan, and (iii) no Action (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of the Company, threatened in writing with respect to any Employee Plan by any current or former employee, director or individual independent contractor of the Company or any of its Subsidiaries that would reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole.

(c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and, to the Knowledge of the Company, no fact or event has occurred since the date of such letter or letters from the IRS that would reasonably be expected adversely to affect the qualified status of any such Employee Plan or the exempt status of any such trust.

(d) None of the Company, any of its Subsidiaries or any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA has any direct or contingent liability with respect to any “employee pension plans”, as defined in Section 3(2) of ERISA that are subject to Title IV or Section 302 of ERISA or Sections 412 or 4971 of the Code, including any “multiemployer plan”, as defined in Section 3(37) of ERISA. Neither the Company nor any of its Subsidiaries has any liability in respect of, or obligation to provide, post-retirement medical, life insurance benefits or other welfare benefits, whether under an Employee Plan or otherwise, except as required to comply with Section 4980B of the Code or any similar Law.

(e) With respect to Employee Plans that are subject to or governed by the Laws of any jurisdiction other than the United States (the “Non-US Plans”), (i) all amounts required to be reserved under each book reserved Non-US Plan have been so reserved in accordance with GAAP in all material respects, (ii) the fair market value of the assets of each funded Non-US Plan, the liability of each insurer for any Non-US Plan funded through insurance or the book reserve established for any Non-US Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations in all material respects, as of the Closing Date, with respect to all current or former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-US Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, and (iii) each Non-US Plan required to be registered with a Governmental Authority has been registered, has been maintained in good standing with the appropriate Governmental Authorities, has been maintained and operated in all material respects in accordance with its terms, and is in compliance in all material respects with all applicable Laws.

(f) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)), would reasonably be expected to (i) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under or increase the amount payable under any Employee Plan or (ii) result in the payment of any amount under any Employee Plan that would be, individually or in combination with any other such payment, an “excess parachute payment” within the meaning of Section 280G of the Code. The Company and its Subsidiaries have complied in all material respects with Section 409A of the Code with respect to any compensation paid or payable pursuant to any Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), and none of them has any obligation to gross-up or indemnify any individual with respect to any taxes imposed under Section 4999 or 409A of the Code.

(g) The representations and warranties contained in this Section 3.10 are the only representations and warranties being made with respect to ERISA.

Section 3.11 Labor and Employment Matters. Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining contract that pertains to employees of the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no organizing activities or collective bargaining arrangements that would affect the Company or any of its Subsidiaries pending or under discussion with any labor organization or group of employees of the Company or any of its Subsidiaries. There are no lockouts, strikes, slowdowns or work stoppages pending or, to the Knowledge of the Company, threatened by or with respect to any employees of the Company or any of its Subsidiaries. The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, overtime, worker classification, and nondiscrimination in employment. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement requires consultation, bargaining or discussion with, or the consent or approval of, any labor union, works council or other labor organization and none of the Company or its Subsidiaries are required to provide notice of the execution of this Agreement or the transactions contemplated herein to any labor union, works council or other labor organization. Within the past three years, none of the Company or its Subsidiaries has implemented any employee layoffs implicating the Warn Act.

Section 3.12 Property.

(a) As of the date hereof, neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 3.12(b) of the Disclosure Schedules lists, as of the date hereof, the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company or its Subsidiaries have a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances, (ii) neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that any of the Leased Real Property is not in material compliance with all applicable Laws, except for such failures to comply, if any, which have been remedied, (iii) all leases in respect of the Leased Real Property are in full force and effect, neither the Company nor any of its Subsidiaries has received any written notice of a breach of default thereunder, and to the Knowledge of the Company, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default thereunder, (iv) neither the Company nor any of its Subsidiaries, has received any written threat of condemnation, eminent domain proceeding or similar Action affecting the Leased Real Property or any portion thereof and, to the Knowledge of the Company, no such Action has been threatened against the Leased Real Property or any portion thereof, (v) there has not been any sublease or assignment entered into by the Company or any of its Subsidiaries in respect of the leases relating to the Leased Real Property and (vi) no improvements have been made or authorized by any Governmental Authority the costs of which are to be assessed as special taxes or charges against any of the Leased Real Property, and there are no levied or pending assessments. The Company has made available to the Buyer true and complete copies of the leases in effect at the date hereof relating to the Leased Real Property.

(c) All buildings, machinery, equipment and other tangible assets necessary for or material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, are in good operating condition, normal wear and tear excepted.

Section 3.13 Intellectual Property.

(a) Section 3.13(a)(i) of the Disclosure Schedules sets forth, as of the date hereof, an accurate and complete list of all registered Marks and applications for registration of Marks owned by the Company or any of its Subsidiaries (collectively, the “Company Registered Marks”), Section 3.13(a)(ii) of the Disclosure Schedules sets forth an accurate and complete list of all Patents owned by the Company or any of its Subsidiaries (collectively, the “Company Patents”) and Section 3.13(a)(iii) of the Disclosure Schedules sets forth an accurate and complete list of all registered Copyrights and all pending applications for registration of Copyrights owned by the Company or any of its Subsidiaries (collectively, the “Company Registered Copyrights” and, together with the Company Registered Marks and the Company Patents, the “Company Registered IP”). No Company Registered IP has been or is now involved in any interference, reissue, reexamination, opposition or cancellation proceeding and, to the Knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. The Company Registered IP is subsisting, and to the Knowledge of the Company, valid and enforceable, and no written claim challenging the validity or enforceability of any of the Company Registered IP has been received by the Company or any of its Subsidiaries. All filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP have been paid.

(b) None of the products or services distributed, sold or offered by the Company or any of its Subsidiaries, nor any technology or materials used in connection therewith, and the conduct of the business of the Company and its Subsidiaries does not, in any material respect, infringe upon, misappropriate or violate any Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received any written notice (including cease and desist letters or invitations to take a patent license) asserting or suggesting that any such infringement, misappropriation, violation, or unfair competition or trade practices has occurred. To the Knowledge of the Company, no third party is misappropriating or infringing any material Intellectual Property owned by the Company or any of its Subsidiaries in a material manner.

(c) The Company and its Subsidiaries exclusively own the Company Registered IP and all other material Intellectual Property purported to be owned by the Company, free and clear of all Encumbrances other than Permitted Encumbrances, and own or have the right to use all other Intellectual Property used in their businesses. The Company and its Subsidiaries have taken commercially reasonable steps to protect and maintain their confidential information and trade secrets.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the material software, solutions, products or services of the Company and its Subsidiaries: (i) substantially conform to all documentation and written specifications for their use and operate in compliance with all service level agreements, (ii) are fully operational, functional and substantially free of material bugs, defects, errors, viruses and other contaminants, (iii) have not been subject to a recall or material customer complaints and (iv) do not use or incorporate and are not derived from any shareware, freeware or software subject to an “open source” or similar license in a manner that requires the licensing or provision of proprietary source code owned by the Company or its Subsidiaries to others if the applicable software is licensed or conveyed to others.

(e) No Person possesses, has any current or contingent right to access or has released any material source code owned by the Company or any of its Subsidiaries, except (i) for contingent access rights with customers of the Company and its Subsidiaries pursuant to certain of the Company or its Subsidiaries’ software programs deposited with an escrow agent under escrow agreements between the Company or its Subsidiaries and such customers (copies of such agreements which have been made available to the Buyer) and (ii) as listed on Section 3.13(e)(ii) of the Disclosure Schedules.

Section 3.14 Taxes.

(a) All Returns required to have been filed by or with respect to the Company or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Returns are accurate and complete in all material respects. All material Taxes required to be paid by the Company or any of its Subsidiaries have been timely paid, except for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(b) The U.S. federal income Tax Returns of the Company and its Subsidiaries through the period ending February 27, 2011 have been audited by the IRS (the “2011 IRS Audit”). Other than the 2011 IRS Audit, no examination or audit of any Return relating to any material Taxes of the Company or any of its Subsidiaries or with respect to any material Taxes due from or with respect to the Company or any of its Subsidiaries by any Governmental Authority is currently in progress or, to the knowledge of the Company or any of its Subsidiaries, threatened or contemplated.

(c) No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. There are no Tax liens on the assets of the Company or any of its Subsidiaries (other than Permitted Encumbrances).

(d) There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company or any of its Subsidiaries may be subject.

(e) All Taxes not yet due and payable by the Company or any of its Subsidiaries (or any other corporation merged into or consolidated with the Company) have been properly accrued in all material respects on the books of account of the Company in accordance with GAAP.

(f) Neither the Company nor any of its Subsidiaries is a party to or bound by or has any obligation under any Tax sharing or similar agreement or arrangement.

(g) Neither the Company nor any of its Subsidiaries has ever been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return (other than such an “affiliated group” with respect to which the Company or any of its Subsidiaries was the common parent) or any similar provision of state, local or foreign Law. Neither the Company nor any of its Subsidiaries has any liability for a material amount of Taxes of any Person under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(h) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(i) Neither the Company nor any of its Subsidiaries has agreed in writing to or has received written notice from a Governmental Authority that it is required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign tax Law and there is no application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

(j) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations section 1.6011-4(b).

(k) No closing agreements, Tax rulings, Tax holidays, Tax reduction or exemption agreements or similar agreements or rulings related to Taxes have been entered into, issued by or requested from any Governmental Authority with or in respect of the Company or any of its Subsidiaries.

(l) Neither the Company nor any of its Subsidiaries has received written notice from any jurisdiction where it does not already file Tax Returns that it may be required to file in such jurisdiction and neither the Company nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment or has been required to file Tax Returns in any jurisdiction other than its jurisdiction of formation.

(m) Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income or exclude any material item of deduction or loss from taxable income for any taxable period (or any portion thereof) ending after the date hereof as a result of (i) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the date hereof, (ii) any deferred intercompany gain or excess loss account described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision of state, local or foreign Law), (iii) any installment sale or open transaction disposition made on or prior to the date hereof, (iv) any prepaid amount received on or prior to the date hereof, or (v) any election under Code section 108(i).

Section 3.15 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries are, and since January 1, 2010, were in compliance with all applicable Environmental Laws and have obtained and are in compliance with all Environmental Permits, (ii) there are no written claims, complaints or Actions pursuant to any Environmental Law pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, (iii) there are no Hazardous Materials at any property or facility currently, or to the Knowledge of the Company formerly, owned or operated by the Company or any of its Subsidiaries, except under circumstances that would not reasonably be expected to result in liability of the Company or any of its Subsidiaries under any Environmental Law, (iv) neither the Company nor any of its Subsidiaries has received any written notification alleging that it is liable for, or written request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute concerning, any release or threatened release of Hazardous Materials at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise, (v) neither the Company nor any of its Subsidiaries has disposed, arranged to dispose, or released Hazardous Materials in a manner or to a location that would reasonably be expected to result in liability under any Environmental Laws and (vi) neither the Company nor any of its Subsidiaries has assumed or provided indemnity against liabilities of any other Person under Environmental Laws.

(b) The representations and warranties contained in this Section 3.15 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related to the Company or its Subsidiaries.

(c) For purposes of this Agreement:

(i) “Environmental Laws” means any Laws of any Governmental Authority in effect as of the date hereof relating to protection of natural resources or the environment, including the quality of the ambient air, soil, surface water or groundwater, or to the extent relating to exposure to Hazardous Materials, human health or safety.

(ii) “Environmental Permits” means all Permits required under any Environmental Law for the operation of the business.

(iii) “Hazardous Materials” means any wastes, pollutants, contaminants, materials or substances, defined or regulated as hazardous, acutely hazardous, toxic, or other term of similar import, under applicable Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act, including petroleum, petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, toxic mold and radon.

Section 3.16 Material Contracts.

(a) Section 3.16 of the Disclosure Schedules lists, as of the date hereof, each of the following Contracts of the Company and its Subsidiaries, complete and correct copies of which, if written, have been made available to the Buyer prior to the date of this Agreement (such Contracts as described in this Section 3.16(a) being “Material Contracts”):

(i) all Contracts that have provided in the last 12 months, or would reasonably be expected to provide in the next 12 months, for payment or receipt by the Company or any of its Subsidiaries of more than $1,000,000 for such 12-month period;

(ii) all Contracts with a Governmental Authority that are material to the Company and its Subsidiaries, taken as a whole;

(iii) all Contracts that relate to any settlement (A) with a Governmental Authority or (B) pursuant to which the Company or any of its Subsidiaries has any outstanding obligation to pay consideration in excess of $1,000,000;

(iv) all Contracts (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets, or (B) pursuant to which the Company or any of its Subsidiaries will acquire after the date of this Agreement any ownership interest in any other Person or other business enterprise;

(v) all Contracts relating to any material acquisition pursuant to which the Company or any of its Subsidiaries has (A) any continuing indemnification obligations or (B) any “earn-out” or other contingent payment obligations greater than $1,000,000;

(vi) all Contracts relating to Indebtedness;

(vii) all Contracts that prohibit the payment of dividends or distributions in respect of the equity securities of the Company or any of its Subsidiaries, prohibits the pledging of the equity securities of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by the Company or any of its Subsidiaries;

(viii) all Contracts that limit or purport to limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix) all Contracts that have provided in the last 12 months, or would reasonably be expected to provide in the next 12 months, for receipt by the Company or any of its Subsidiaries of more than $400,000 for such 12-month period and that contain exclusivity or “most favored nation” obligations or similar restrictions binding the Company or any of its Subsidiaries;

(x) all material Intellectual Property Contracts other than non-exclusive software licenses for commercially available software and any intercompany agreements;

(xi) all Contracts between or among the Company or any of its Subsidiaries, on the one hand, and (i) the Seller or any Affiliate of the Seller (excluding the Company and its Subsidiaries) or (ii) any executive officer or director of the Seller (excluding any employment arrangements), on the other hand;

(xii) all joint venture or partnership agreements or arrangements; and

(xiii) any other Contract that is material to the Company and its Subsidiaries, taken as a whole.

(b) Each Material Contract (i) is valid and binding on the Company or the applicable Subsidiary, as the case may be, and, to the Knowledge of the Company, the counterparties thereto, and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.3(a) of the Disclosure Schedules are not obtained or as set forth on Section 3.16(b)(ii) of the Disclosure Schedules, shall continue in full force and effect without penalty or other adverse consequence. None of the Company or any of its Subsidiaries is or is alleged to be in material breach of, or material default under, any Material Contract to which it is a party or, as of the date hereof, has been provided written notice of any intention by any counterparty to cancel, terminate or amend in any material respect or not renew any Material Contract.

Section 3.17 Transaction Expenses.

(a) Section 3.17(a) of the Disclosure Schedules sets forth, as of the date hereof, all of the Transaction Expenses that have been incurred by the Company since the Transaction Expense Measurement Date through the date of this Agreement. The Company has previously delivered to the Buyer a copy of each written Contract, to the extent such Contract exists, with respect to each item set forth or required to be set forth on Section 3.17(a) of the Disclosure Schedules.

(b) Except for Jefferies LLC, no broker, financial advisor, finder or investment banker is entitled to any brokerage, financial advisor’s, finder’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries or Representatives. Section 3.17(b) of the Disclosure Schedules lists all Contracts not related to the Revolver between or among the Company or any of its Subsidiaries, on the one hand, and Jefferies LLC or any of its Affiliates, on the other hand (each such Contract, a “Jefferies Agreement”). The Company has previously delivered to the Buyer a copy of each Jefferies Agreement.

Section 3.18 Insurance. Section 3.18 of the Disclosure Schedules lists. as of the date hereof, each insurance policy maintained by or for the benefit of the Company and its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all such insurance policies are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. No written notice of cancellation, non-renewal, or termination has been received with respect to any such insurance policy. There are no pending or, to the Knowledge of the Company, threatened material claims as to which the insurers have denied coverage. The Company has made available to the Buyer prior to the date hereof a true and complete copy of each insurance policy listed on Section 3.18 of the Disclosure Schedules.

Section 3.19 Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or similar antitakeover Law applies to this Agreement or any of the transactions contemplated hereby.

Section 3.20 Other Agreements.

(a) Section 3.20(a) of the Disclosure Schedules lists all Contracts between or among the Company or any of its Subsidiaries, on the one hand, and (i) the Seller or any of its Affiliates (other than the Company and its Subsidiaries) or (ii) any executive officer or director of the Company (excluding any employment arrangements), on the other hand (each such arrangement, understanding or Contract, an “Affiliate Agreement”). The Company has previously delivered to the Buyer a copy of each Affiliate Agreement.

(b) Section 3.20(b) of the Disclosure Schedules lists, as of the date hereof, all guarantees, performance bonds, bid bonds and other similar agreements delivered by the Seller or one of its Affiliates (other than the Company or any of its Subsidiaries) to a third party to secure the obligations of the Company or one of its Subsidiaries (each a “Seller Guarantee”). The Company has previously delivered to the Buyer a copy of each Seller Guarantee.

Section 3.21 Exclusivity of Representations and Warranties. Neither the Seller nor the Company nor any of their Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, results of operations, prospects, assets or liabilities of the Company and its Subsidiaries), except as expressly set forth in this Article III and the Disclosure Schedules, and the Seller and the Company hereby disclaims any such other representations or warranties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller and the Company as follows:

Section 4.1 Organization and Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all necessary corporate or similar power and authority to own, lease and operate its assets, rights and properties and to carry on its business as it is now being conducted. The Buyer is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the assets, rights or properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.2 Authority. The Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws of the Buyer;

(ii) conflict with or violate any Law applicable to the Buyer or by which any property, right or asset of the Buyer is bound or affected; or

(iii) conflict with, result in any breach or violation of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) or result in the loss of a benefit under, or require any consent of any Person pursuant to, or give to others any rights of termination, acceleration, amendment or cancellation of, any material Contract to which the Buyer is a party;

except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults, loss of benefits or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) The Buyer is not required to file or notify, seek or obtain any notice, authorization, registration, declaration, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement or the consummation of the transactions contemplated hereby or in order to prevent the termination of any right, privilege, license or qualification of the Buyer, except (i) for such filings as may be required by any applicable federal or state securities, takeover or “blue sky” laws, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, (iii) as may be necessary as a result of any facts or circumstances relating to the Seller or any of its respective Affiliates or (iv) the BMA Consent.

Section 4.4 Financing.

(a) The Buyer has received and accepted an executed and binding commitment letter dated as of the date hereof (the “Debt Commitment Letter”) from SunTrust Robinson Humphrey, Inc. and Macquarie Capital (USA) Inc. (collectively, the “Lenders”), a correct and complete copy of which has been provided to the Seller (as well as a redacted copy of the fee letter related thereto), relating to the commitment of the Lenders to provide the full amount of the debt financing stated therein on the terms contemplated thereby and to pay all related fees and expenses. The debt financing contemplated by the Debt Commitment Letter is referred to in this Agreement as the “Debt Financing.” The Buyer has received and accepted executed and binding commitment letters dated as of the date hereof (the “Equity Commitment Letters” and, together with the Debt Commitment Letter, the “Commitment Letters”) from Siris Partners II, L.P. (the “Equity Investor”), correct and complete copies of which have been provided to the Seller, relating to the commitment of the Equity Investor to provide the full amount of the cash equity required to consummate the transactions contemplated by this Agreement on the terms contemplated thereby (the “Equity Financing” and, together with the Debt Financing, the “Financing”).

(b) Except as set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Lenders or the Equity Investor to provide the Financing or any contingencies that would permit the Lenders or the Equity Investor to reduce the total amount of the Financing. Without limitation of the foregoing, as of the date of this Agreement, neither the fee letter entered into in connection with the Debt Commitment Letter, nor any other agreement ancillary thereto, contains any direct or indirect condition precedent to funding of the Financing. The Financing, when funded in accordance with the Commitment Letters, shall provide the Buyer with acquisition financing on the Closing Date sufficient to consummate the transactions contemplated by this Agreement on the terms contemplated thereby. Assuming the satisfaction of the conditions in Sections 7.1 and 7.3, to the Knowledge of the Buyer, there is no fact or occurrence as of the date hereof that would cause the conditions to funding of the Financing not to be satisfied at or before the Closing, and the Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Commitment Letters.

(c) The Commitment Letters are valid, binding and enforceable in accordance with their respective terms, and are in full force and effect, and, as of the date of this Agreement, and no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of the Buyer under the terms and conditions of the Commitment Letters, other than any such default, breach or failure that has been waived in writing by the Lenders or the applicable Equity Investor, as the case may be. No Commitment Letter has been amended, restated or otherwise modified or waived on or prior to the date of this Agreement and, except as permitted by Section 5.3 with respect to actions by the Buyer, as of the Closing Date and the respective commitments contained in the Commitment Letters have not been withdrawn, modified or rescinded on or prior to the date of this Agreement. The Buyer has paid in full any and all commitment fees or other fees or expenses required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement.

(d) In no event shall the receipt or availability of any funds or financing by the Buyer or any other financing be a condition to any of the Buyer’s obligations hereunder.

Section 4.5 Guaranty. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Seller the Guaranty. The execution, delivery and performance by the Guarantor of the Guaranty and the consummation by the Guarantor of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action. The Guaranty has been duly executed and delivered by the Guarantor and constitutes the legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with its terms. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guaranty.

Section 4.6 Brokers. Except for Wells Fargo Securities LLC, the fees, commissions and expenses of which will be paid by the Buyer, no broker, financial advisor, finder or investment banker is entitled to any brokerage, financial advisor’s, finder’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer or any of its Representatives.

Section 4.7 Investment Intent. The Buyer is acquiring the Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. The Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.8 Buyer’s Investigation and Reliance. The Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and its Subsidiaries and the transactions contemplated hereby, which investigation, review and analysis were conducted by the Buyer together with expert advisors, including legal counsel, that it has engaged for such purpose. The Buyer and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and its Subsidiaries and other information that they have requested in connection with their investigation of the Company and its Subsidiaries and the transactions contemplated hereby. The Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Seller, the Company or any of their respective Affiliates or Representatives, except as expressly set forth in this Agreement and the Disclosure Schedules. None of the Seller, the Company or any of their respective Affiliates or Representatives shall have any liability to the Buyer or any of its Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Buyer, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the transactions contemplated by this Agreement. None of the Seller, the Company or any of their respective Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and its Subsidiaries. The Buyer acknowledges that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts). The Buyer acknowledges that, should the Closing occur, the Buyer shall acquire the Company and its Subsidiaries on an “as is” and “where is” basis, except as expressly set forth in this Agreement and the Disclosure Schedules. Nothing in this Section 4.8 is intended to modify or limit any of the representations or warranties of the Seller set forth in this Agreement.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business Prior to the Closing. Until Closing, unless set forth in Section 5.1 of the Disclosure Schedules or the Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld), the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business consistent with past practice, and the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (x) preserve intact in all material respects its assets, business organization and goodwill, (y) keep available the services of its officers and key employees, and preserve the goodwill and business relationships with material customers, material suppliers, Governmental Authorities and others having material business relationships with it and (z) comply in all material respects with all applicable Laws. Without limiting the generality of the foregoing, until Closing, without the prior consent of the Buyer (which consent shall not be unreasonably withheld) unless set forth in Section 5.1 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries will, and the Seller shall not permit the Company or any of its Subsidiaries to:

(a) amend its certificate of incorporation, memorandum of association or bye-laws or equivalent constitutional documents;

(b) issue, transfer, sell, pledge, encumber or dispose of any membership interests, shares of capital stock or any other class or debt or equity securities of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such membership interests, shares or any other class or debt or equity securities, other than Permitted Encumbrances;

(c) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock, property or otherwise) with respect to any of its share capital, capital stock, except for dividends, distributions or other payments by any direct or indirect wholly owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company;

(d) alter, reclassify, combine, split, consolidate, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares or shares of capital stock;

(e) (i) merge, amalgamate or consolidate with any Person or make any acquisition of any corporation, company, partnership, limited liability company, other business organization or division thereof or any material assets, businesses or stock, other than acquisitions of inventory, materials or supplies in the ordinary course of business consistent with past practice, (ii) sell, lease, license, transfer, pledge, dispose of or encumber any assets, rights, properties or businesses that are material to the Company and its Subsidiaries taken as a whole, other than (i) Permitted Encumbrances or (ii) in the ordinary course of business pursuant to any Contract in effect as of the date hereof or entered into in accordance with the terms hereof;

(f) pass any resolutions to approve or adopt a plan of complete or partial liquidation or winding-up, dissolution, merger, amalgamation, consolidation or recapitalization of the Company or any of its Subsidiaries;

(g) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(h) grant or incur any Encumbrance, other than Permitted Encumbrances;

(i) make or authorize any capital expenditures or commitments for additions to property, plant or equipment constituting capital assets, other than (i) in the ordinary course of business and consistent with the Company’s capital expenditure budget set forth in Section 5.1(i) of the Disclosure Schedules or (ii) expenditures or commitments which shall not exceed, in the aggregate, $100,000;

(j) enter into, assume, amend, modify, terminate (partially or completely) or waive or amend material rights or obligations under, or give material consents with respect to, any Material Contract or Contract that would be a Material Contract if entered into prior to the date hereof, except (i) Contracts that renew automatically, (ii) Contracts listed in Section 3.16(a)(x) of the Disclosure Schedules or which would be listed on such schedule if entered into prior to the date hereof or (iii) in order to comply with the terms hereof;

(k) fail to exercise any rights of renewal with respect to any material Leased Real Property that by its terms would otherwise expire;

(l) grant or announce any increase in the salaries, bonuses or other compensation or benefits payable by or provided by the Company or any of its Subsidiaries to any of their employees, directors or individual independent contractors, other than (i) as required by Law, (ii) as required by any Employee Plan existing on the date hereof or (iii) ordinary course increases in base salary for non-officer employees not inconsistent with the past practices of the Company or such Subsidiary;

(m) grant any severance or termination pay to any employees, directors or individual independent contractors of the Company and its Subsidiaries, other than as required by any Employee Plan existing on the date hereof;

(n) establish, adopt, enter into, amend or terminate any Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Plan if it were in existence on the date hereof;

(o) enter into, adopt, extend, renew or amend any collective bargaining agreement or other Contract with any labor organization, union or association;

(p) effect or permit a “plant closing,” “mass layoff” or similar event under the Warn Act or any corresponding state or local Laws;

(q) make any change in any method of accounting or accounting practice or policy, except as required by applicable Law or GAAP;

(r) accelerate the receipt of amounts due with respect to any receivables, fail to make any payment as it comes due, except in connection with a good faith dispute, or lengthen the period for payment of accounts payable, except in the ordinary course consistent with past practice;

(s) change any Tax elections, file any amended Tax Return, enter into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(t) waive, release, settle or compromise any pending or threatened Action;

(u) fail to maintain in full force and effect insurance coverage in form and amount substantially equivalent to the insurance coverage currently maintained with respect to the Company and its Subsidiaries and their assets and properties;

(v) enter into any transaction with an Affiliate (other than transactions in the ordinary course among the Company and its Subsidiaries) not expressly permitted by this Agreement;

(w) pay any Transaction Expenses or any Seller Expenses; or

(x) agree or commit to do or engage in any of the foregoing.

Section 5.2 Covenants Regarding Information.

(a) From the date hereof until the Closing Date, upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford the Buyer and its Representatives reasonable access to the Representatives, properties, offices, plants and other facilities, Contracts, books and records of the Company and each of its Subsidiaries, and shall, and shall cause its Subsidiaries to, furnish the Buyer with such financial, operating and other data and information as the Buyer may reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Buyer’s expense, during normal business hours, under the supervision of the Company’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Company and its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Subsidiaries shall be required to disclose any information to the Buyer or its Representatives if such disclosure would reasonably be expected to (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.

(b) In order to facilitate the resolution of any claims made against or incurred by the Seller or any of its successors-in-interest (as it relates to the Company and its Subsidiaries), for a period of seven years after the Closing or, if shorter, the applicable period specified in the Buyer’s document retention policy, the Buyer shall (i) retain the books and records delivered to the Buyer relating to the Company and its Subsidiaries relating to periods prior to the Closing and (ii) upon reasonable notice, afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records; provided, however, that the Buyer shall notify the Seller in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Seller the opportunity to copy such books and records in accordance with this Section 5.2(b).

(c) In order to facilitate the resolution of any claims made against or incurred by the Buyer, the Company or any of its Subsidiaries, for a period of seven years after the Closing or, if shorter, the applicable period specified in the Seller’s document retention policy, the Seller shall (i) retain the books and records relating to the Company and its Subsidiaries relating to periods prior to the Closing which shall not otherwise have been delivered to the Buyer and (ii) upon reasonable notice, afford the Representatives of the Buyer reasonable access (including the right to make, at the Buyer’s expense, photocopies), during normal business hours, to such books and records; provided, however, that the Seller shall notify the Buyer in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Buyer the opportunity to copy such books and records in accordance with this Section 5.2(c).

Section 5.3 Financing.

(a) The Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate, and obtain the proceeds of, the Financing on the terms and conditions described in the Commitment Letters (including any flex provisions applicable thereto), including using reasonable best efforts to (i) maintain in effect the Commitment Letters; (ii) negotiate definitive agreements with respect to the Debt Financing consistent with the terms and conditions contained therein or on other terms (including any flex provisions applicable thereto), no less favorable to the Seller (including with respect to the conditionality thereof and the amount of proceeds thereunder), that would not prevent, impede, delay or reasonably be expected to adversely impact the ability of the Buyer to consummate the transactions contemplated hereby (including, for the avoidance of doubt, documents and agreements relating to the consummation of the transactions contemplated by Section 2.2(b) hereof) (any such agreements, the “Financing Definitive Agreements”) and deliver to the Seller a complete, correct and executed copy thereof as promptly as practicable after execution thereof; (iii) satisfy on a timely basis all conditions applicable to the Buyer in the Commitment Letters or the Financing Definitive Agreements; (iv) upon the satisfaction or waiver of the conditions contemplated by the Commitment Letters, consummate the Financing on or prior to the Closing Date; and (v) enforce its rights under the Commitment Letters in the event of a breach by the Financing sources. The Buyer shall not, without the prior written consent of the Seller, which consent shall not be unreasonably withheld, (x) permit any amendment, replacement, supplement or modification to, or any waiver of any provision or remedy under, the Commitment Letters or the Financing Definitive Agreements if such amendment, modification, waiver or remedy (A) adds new (or modifies, in a manner adverse to the Buyer, any existing) conditions or contingencies to the consummation of the Financing, (B) reduces the amount thereof below the amount required to consummate the transactions contemplated hereby, (C) adversely impacts the ability of the Buyer or the Seller, as applicable, to enforce its rights against other parties to the Commitment Letters or the Financing Definitive Agreements or otherwise materially and adversely impacts the Seller, or (D) is reasonably likely to prevent, impede or delay the consummation of the transactions contemplated hereby, or (y) terminate or, to the extent within its control, permit termination of any of the Commitment Letters or the Financing Definitive Agreements. For the avoidance of doubt, nothing herein shall prevent the Buyer from replacing or amending the Debt Commitment Letter in order to add lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Commitment Letter as of the date hereof; provided, that such addition does not, without the Seller’s consent, release any Financing source from its commitment to provide any portion of the Financing unless a replacement Financing source set forth on Section 5.3(a) of the Disclosure Schedule, or any other Financing source of equal or greater creditworthiness, commits to provide such portion of the Financing on terms and conditions materially no less favorable to the Seller. The Buyer shall (I) give the Seller prompt notice of any breach or default by any party to the Commitment Letters, the Financing Definitive Agreements or any alternative debt financing of which the Buyer has become aware, any purported termination or repudiation by any party of the Commitment Letters or the Financing Definitive Agreements of which the Buyer has become aware or upon receipt of notice of any material dispute or disagreement between or among the parties to the Commitment Letters, the Financing Definitive Agreements or any alternative debt financing and (II) otherwise keep the Seller reasonably informed of the status of the Buyer’s efforts to arrange the Financing (or replacement thereof).

(b) In the event that any portion of the Debt Financing or any alternative debt financing becomes unavailable on the terms thereof, regardless of the reason therefor, the Buyer will (i) use its reasonable best efforts to obtain as promptly as practicable (but in any event prior to the Termination Date) alternative debt financing (in an amount sufficient, when taken together with the proceeds from the Equity Financing, to consummate the transactions contemplated hereby) on terms that are no less favorable, taken as a whole, to the Buyer and that would not have any of the effects specified in clauses (A), (B), (C) and (D) of the second sentence of Section 5.3(a) from the same and/or other sources and enter into definitive agreements with respect thereto (which agreements will be considered “Financing Definitive Agreements”), and (ii) promptly notify the Seller of such unavailability and the reason therefor. For purposes of this Section 5.3, references to “Debt Financing” shall include the financing contemplated by the Commitment Letters as required or permitted to be replaced or substituted by this Section 5.3 and references to “Commitment Letters” shall include such documents as required or permitted to be replaced or substituted by this Section 5.3.

(c) The Seller and the Company shall, and shall cause their Subsidiaries to, and shall use reasonable best efforts to cause the respective Representatives of the Seller and the Company and its Subsidiaries to, provide to the Buyer all cooperation reasonably requested by the Buyer that is reasonably necessary and customary to assist the Buyer in connection with the Buyer obtaining the Financing (provided that such requested cooperation shall be done during regular business hours and shall not unreasonably interfere with the conduct of the Business or the Seller’s or its Subsidiaries’ other businesses), including:

(i) (A) causing, upon reasonable advance notice by the Buyer and on a reasonable number of occasions, appropriate senior executive officers and employees of the Company to be available on a customary basis for participation in a reasonable number of meetings, including management and other presentations and “road show” appearances, participation in due diligence sessions, and the preparation of disclosure documents in connection with the Financing; (B) assisting with the preparation of (x) an offering memorandum, bank information memoranda, private placement memoranda and similar documents, including “roadshow” or investor meeting slides required in connection with the Debt Financing (including requesting (1) any consents of accountants for use of their reports in any materials relating to the Debt Financing and (2) the delivery of one or more customary representation letters) and (y) materials for rating agency presentations; (C) reasonably cooperating with the marketing efforts of the Buyer and the Lenders for any portion of the Debt Financing; (D) using reasonable best efforts to facilitate the pledging, as of the Closing, of collateral in connection with the Debt Financing; (E) causing the execution and delivery of any customary pledge and security agreement, credit agreements, ancillary loan documents and closing certificates (including definitive documentation) from those officers (or holders of equivalent titles in non-US jurisdictions) of the Company and its Subsidiaries that are reasonably requested by Buyer and reasonably required in connection with the Debt Financing (including (x) a certificate of the chief financial officer of the Company with respect to solvency matters as of the Closing, on a pro forma basis and (y) delivering any backup officer’s certificate reasonably requested for a legal opinion), which will in each case not take effect prior to the Closing; (F) providing to the Buyer and the Lenders at least five Business Days prior to Closing (to the extent reasonably timely requested by the Buyer or the Lenders) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act; and (G) taking, at the Closing, reasonably requested corporate actions reasonably necessary to permit the completion of the Debt Financing;

(ii) using reasonable best effort to cause its independent accountants to provide their reasonable cooperation and assistance to the Buyer (including providing customary comfort letters with respect to the financial information in any customary offering document relating to the Financing, including the financial statements described in clause (iii) below);

(iii) using its reasonable best efforts to prepare, or cause to be prepared, as promptly as possible the annual unaudited consolidated balance sheets of the Company as of February 23, 2014, and the related unaudited statements of operations, cash flows, and stockholders’ deficit for the year then ended, and the notes and schedules thereto (the “Unaudited 2014 Financial Statements”); and

(iv) furnishing the Buyer (which it may furnish to, and share with, the Lenders) with (A) the Unaudited 2014 Financial Statements, (B) the unaudited consolidated balance sheet of the Company as of the end of any quarterly period following February 23, 2014 and ended no less than 45 days prior to the Closing Date and the related unaudited statements of income, cash flows, and stockholders’ deficit for the period then ended (and the comparable financial information for the corresponding prior year interim period) and (C) all financial, business and other pertinent information related to the Company and its Subsidiaries reasonably necessary to produce the pro forma financial statements required to be delivered pursuant to the Commitment Letters;

provided, in each case, that neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or make any other payment other than reasonable out-of-pocket costs or incur any other liability to any Person prior to the time of the Closing or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing, or to commit to (1) take any action that is not contingent upon the Closing (including the entry into any purchase agreement), or (2) take any action that would result in any officer, director or other Representative of the Company or any of its Subsidiaries incurring any personal liability with respect to any matters relating to the Financing; provided, further that all documentation and information furnished by the Company, its Subsidiaries and their Representatives under this Section 5.3(c) shall be held as confidential under the terms of the Confidentiality Agreement.

(d) The Buyer shall, promptly upon request of the Seller, reimburse the Seller and the Company for all reasonable and documented out-of-pocket costs incurred by the Seller, the Company or any of their Subsidiaries in connection with such cooperation; provided, however, that the Company shall be responsible for all costs incurred in connection with the actions contemplated by Section 5.3(c)(iii) and Section 5.3(c)(iv)(A). The Buyer shall indemnify and hold harmless the Seller, the Company and their Subsidiaries from and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than information provided by the Seller, the Company or their Subsidiaries or Representatives).

(e) The Seller, on behalf of itself and the Company and its Subsidiaries, hereby consents to the reasonable use of the Company’s and its Subsidiaries’ logos in connection with the Debt Financing, provided that such logos are not used in a manner that is reasonably likely to harm or disparage the Seller, the Company, its Subsidiaries or their marks.

Section 5.4 Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other party in writing of (i) any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that (A) would render any representation or warranty of the Seller or the Company contained in this Agreement, if made on or immediately following the date of such event, untrue or inaccurate in any material respect or (B) will or is reasonably likely to result in any of the conditions set forth in Article VII of this Agreement becoming incapable of being satisfied, or (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement.

Section 5.5 Termination of Certain Arrangements. The Seller and the Company shall take all such steps as may be reasonably necessary to terminate, as of immediately prior to the Closing:

(a) except to the extent the Buyer shall otherwise direct the Seller in writing, (x) all intercompany accounts involving the Company or any of its Subsidiaries, on the one hand, and the Seller or any Affiliate of the Seller (excluding the Company and its Subsidiaries), on the other hand, and (y) Affiliate Agreements, without any consideration or further liability to any party, in each case pursuant to termination agreements that are in form and substance reasonably satisfactory to the Buyer;

(b) each Jefferies Agreement, without any consideration or further liability to any party (except with respect to any amounts that may be due to Jefferies LLC pursuant to Section 2.2(b)(v)), in each case pursuant to termination agreements that are in form and substance reasonably satisfactory to the Buyer; and

(c) each Contract between or among the Company or any of its Subsidiaries, on the one hand, and the recipient or payee of any Transaction Expense, without any further liability to any party thereunder, in each case pursuant to termination agreements, signed waivers or other similar arrangements (including any invoice, payoff letter or similar written confirmation that upon payment of the amount set forth thereon all amounts due or owing to such recipient or payee shall have been paid in full) that are, in each case, in form and substance reasonably satisfactory to the Buyer.

The termination agreements, waivers or other similar arrangements referred to in clauses (a), (b) and (c) above are collectively referred to herein as the “Termination Agreements”.

Section 5.6 No Solicitation. If this Agreement is terminated prior to Closing, the Buyer will not, for a period of three years thereafter, without the prior written consent of the

Seller, solicit any person who is an employee of the Company or any of its Subsidiaries, at the date hereof or at any time hereafter that precedes such termination, to terminate his or her employment with the Company or any of its Subsidiaries; provided, that the foregoing provisions shall not prohibit the solicitation or employment of any such person (i) resulting from general advertisements for employment or recruitment efforts conducted by any recruitment agency, provided that such advertisements or recruitment efforts are not directed at such person or (ii) that occurs at least six months following cessation of such person’s employment with the Company or any of its Subsidiaries. The Buyer agrees that any remedy at law for any breach by the Buyer of this Section 5.6 would be inadequate, and that the Seller and the Company would be entitled to injunctive relief in such a case. If it is ever held that this restriction on the Buyer is too onerous and is not necessary for the protection of the Company, the Buyer agrees that any court of competent jurisdiction may impose such lesser restrictions which such court may consider to be necessary or appropriate properly to protect the Company.

Section 5.7 Bank Accounts; Resignations.

(a) Prior to or at the Closing, except to the extent the Buyer shall otherwise direct the Seller in writing, the Seller shall deliver to the Buyer copies of effective revocations of all prior authorizations of any employee of the Seller or its Affiliates (other than the Company and its Subsidiaries) to sign checks, deal with bank or investment accounts of, or with respect to, the Company or its Subsidiaries. The Seller shall ensure that cash generated by the Company or its Subsidiaries is not deposited to any account of the Seller or its Affiliates on or after the Closing Date, and if so deposited, shall ensure that such cash is promptly forwarded to appropriate accounts of the Company or its Subsidiaries.

(b) The Company will deliver at the Closing the resignation of all of the directors of the Company and its Subsidiaries, effective as of the Closing, except for such directors that the Buyer specifies in writing to the Company prior to the Closing Date.

Section 5.8 Confidentiality. Each of the parties shall, and shall cause its Representatives to, hold all documents and information furnished to it by or on behalf of another party in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated November 25, 2013 between Siris Capital Group, LLC and the Seller (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.8 shall terminate. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 5.9 Consents and Filings; Further Assurances.

(a) Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to obtain from Governmental Authorities and other Persons the BMA Consent and all other material consents, approvals, authorizations, qualifications and orders which, to the Knowledge of the Company, are necessary for the consummation of the transactions contemplated by this Agreement; provided, however, that in connection with taking, or causing to be taken, all such action contemplated by this Section 5.9(a), none of the Buyer, the Seller, the Company or any of its Subsidiaries shall be required to incur any out-of-pocket costs or any other obligation or liability unless de minimis in nature.

(b) Without limiting the generality of the parties’ undertaking pursuant to Section 5.9(a), the Buyer agrees to use its best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to expeditiously close the transactions contemplated by this Agreement no later than the Termination Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto as are required to be divested in order to avoid any injunction (or to effect the dissolution thereof), temporary restraining order or other order or decision in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of such transactions. In addition, the Buyer shall use its best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing by the Termination Date.

(c) Each of the parties shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties to review in advance any proposed communication by such party to any Governmental Authority. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the Confidentiality Agreement, the parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(d) Certain consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to contracts to which the Company or a Subsidiary of the Company is a party that have not been and may not be obtained. Notwithstanding anything herein to the contrary, the Buyer hereby acknowledges and agrees that none of the Seller or any of its Affiliates (including any officer, director, shareholder, member or employee thereof) shall have any liability to the Buyer or its Affiliates arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any contract (or customer or other business or commercial relationship) as a result thereof, and no such failure or termination shall result in the failure of any condition set forth in Article VII; provided, that the foregoing provisions of this Section 5.9(d) shall in no way limit the obligations of the Seller to use the efforts required of it under Section 5.9(a).

(e) On and after the Closing Date, each of the parties shall use all commercially reasonable efforts to comply promptly with all legal requirements which may be imposed on any party with respect to the transactions contemplated by this Agreement, promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party, and obtain and make promptly (and promptly cooperate with the other parties in obtaining or making) any applicable consent, authorization, order or approval of, or registration, declaration, or filing with, or exemption by, any Governmental Authority in connection with the transactions contemplated by this Agreement or the taking of any action contemplated by this Agreement, including, but not limited to, the termination of the registration of the Senior Secured Notes under the Securities and Exchange Act of 1934, as amended, and the general rules and regulations promulgated thereunder.

Section 5.10 Public Announcements. The parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and no party shall issue any press release or make any public statement prior to obtaining each other party’s written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of any party hereto; provided that prior to any such disclosure, the Buyer (in the event of any proposed disclosure by the Seller) or the Seller (in the event of any proposed disclosure by the Buyer) shall be given a reasonable opportunity to review and comment on such disclosure.

Section 5.11 Release of Guarantees. The parties hereto agree to cooperate and use their commercially reasonable efforts to obtain the release of the Seller or its Affiliates that are a party to each of the Seller Guarantees.

Section 5.12 Directors’ and Officers’ Indemnification.

(a) The Buyer shall, and shall cause the Company and its Subsidiaries to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company or any of its Subsidiaries (the “D&O Indemnified Parties”) against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) arising out of or relating to any threatened or actual Action based in whole or in part on or arising out of or relating in whole or in part to the fact that such person is or was a director or officer of the Company or any of its Subsidiaries whether pertaining to any matter existing or occurring at or prior to the Closing Date and whether asserted or claimed prior to, or at or after, the Closing Date (the “D&O Indemnified Liabilities”), including all D&O Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or relating to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under applicable Law to indemnify its own directors or officers (and the Buyer shall, or shall cause the Company and its Subsidiaries to, pay expenses in advance of the final disposition of any such action or proceeding to each

D&O Indemnified Party). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any D&O Indemnified Party (whether arising before or after the Closing Date), (i) the D&O Indemnified Party may retain counsel satisfactory to it and reasonably satisfactory to the Buyer, and the Buyer shall, or shall cause the Company and its Subsidiaries to, pay all fees and expenses of such counsel for the D&O Indemnified Party promptly as statements therefor are received and (ii) the Buyer, the Company, its Subsidiaries and each D&O Indemnified Party will use all reasonable efforts to assist in the defense of any such matter; provided, that neither the Company, any of its Subsidiaries nor the Buyer shall be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld. Any D&O Indemnified Party wishing to claim indemnification under this Section 5.12 shall promptly notify the Buyer upon learning of any such claim, action, suit, proceeding or investigation (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 5.12 except to the extent such failure prejudices such party). The parties hereto agree that all rights to indemnification hereunder, including provisions relating to advances of expenses incurred in defense of any such action or suit, existing in favor of the D&O Indemnified Parties with respect to matters occurring through the Closing Date shall continue in full force and effect for a period of not less than six years from the Closing Date; provided, however, that all rights to indemnification in respect of any D&O Indemnified Liabilities asserted or made within such period shall continue until the disposition of such D&O Indemnified Liabilities.

(b) For a period of six years from the Closing Date, the Buyer shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Company to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are at least as favorable as the policy currently in effect with respect to actions and omissions occurring prior to the Closing Date; provided, however, that after the Closing, the Buyer shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 200% of the current annual premium paid by the Company in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided, further, that if the Company purchases a “tail policy” and the coverage thereunder costs more than 200% of the current annual premium, the Company shall purchase the maximum amount of coverage that can be obtained for 200% of the current annual premium. The fees, costs and expenses incurred in connection with such “tail policy” shall be paid by Buyer and shall not be deemed a Transaction Expense.

(c) Except as may be required by applicable Law, the Buyer shall not permit the Company to take any action directly or indirectly to disaffirm or adversely affect the provisions of the articles of organization and bye-laws and any other written agreements of the Company and its Subsidiaries that provide indemnification of and expense reimbursement to D&O Indemnified Parties.

Section 5.13 Payoff Letters. On or prior to the Closing Date, the Seller shall deliver (or cause to be delivered) to the Buyer fully executed payoff letters, each in customary form, from the agents (or lenders) under the Company’s Indebtedness to be paid off at the Closing pursuant to Section 2.2(b) (other than the Indebtedness under the Indenture) (each such letter, a “Payoff

Letter”), it being agreed that Buyer shall use commercially reasonable efforts to provide such Payoff Letters as least three Business Days prior to the Closing Date. Each Payoff Letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations under the terms of such Indebtedness as of the anticipated Closing Date (“Payoff Amount”), (ii) state that upon receipt of the Payoff Amount, the instrument evidencing such Indebtedness shall be terminated and any share certificates and other physical collateral shall be returned, and (iii) state that all Encumbrances and all guarantees in connection therewith relating to the assets and properties of the Company or any of its Subsidiaries shall be, upon the payment of the Payoff Amount on the Closing Date, released and terminated. Each of the Seller and the Company shall, and shall cause the Company’s Subsidiaries to, use reasonable best efforts to deliver all notices and take all other commercially reasonable actions, including with respect to the backstop or termination of any letters of credit issued under the Company’s Indebtedness to facilitate the termination of commitments thereunder, the repayment in full of all obligations then outstanding thereunder (using funds arranged by the Buyer) and the release of all Encumbrances and termination of all guarantees in connection therewith on the Closing Date.

Section 5.14 Exclusivity. From and after the date of this Agreement until the Closing, the Seller shall not, and shall instruct its Subsidiaries, controlled Affiliates and Representatives not to, (a) solicit, initiate, encourage or accept any proposal or offer that constitutes an Acquisition Proposal or (b) participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information with respect to, or otherwise assist or participate in, or knowingly facilitate or encourage the submission of, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. The Seller and the Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and shall request (to the extent empowered to do so) all such Persons to promptly return or destroy all confidential information regarding the Company and its Subsidiaries previously delivered thereto. The Seller shall notify the Buyer promptly, but in any event within 24 hours, in writing if any Acquisition Proposal or other inquiry by any Person with respect thereto, is made. Such notice to the Buyer shall indicate in reasonable detail the identity of the Person making such Acquisition Proposal or inquiry and the material terms and conditions of such Acquisition Proposal or inquiry. The Seller shall not, and shall cause its Subsidiaries and Affiliates not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Seller or any of its Subsidiaries is a party that applies to confidential information of the Company or its Subsidiaries, without the prior written consent of the Buyer. Notwithstanding the foregoing, the Company, the Seller and their respective Subsidiaries, Affiliates and Representatives may (x) have discussions with any current debt or equity holders of the Seller in connection with seeking consents or approvals with respect to the transactions contemplated by this Agreement, (y) take appropriate actions in preparation for and consummate the issuances of equity in the Seller that may be required to be made on April 30, 2014 under the Subscription and Shareholders Agreement, dated April 8, 2010, between the Seller, Technology Holdings Ltd., a Bermuda exempt limited liability company, and the other parties named therein, and (z) inform third parties of the existence of this Section 5.14 when reasonably necessary to comply with its terms.

Section 5.15 Shareholder Approval. As promptly as practicable (and in no event later than five Business Days) following the date hereof, the Seller shall mail to its shareholders a consent, substantially in the form attached as Exhibit A hereto, and use its reasonable best efforts to obtain the Shareholder Approvals, as required under the Laws of Bermuda and the Seller’s Bye-Laws, and to amend the Seller’s Bye-Laws to exempt the transactions contemplated by this Agreement from the requirement described in Section 3.2(c)(ii)(B). From and after the date hereof, the Seller shall keep the Buyer reasonably informed regarding the status of the Shareholder Approvals, including providing updates, upon the Buyer’s reasonable request, as to the number of consents obtained and any material communications between the Seller or any of its Representatives, on the one hand, and any direct or indirect shareholder of the Seller, on the other hand, regarding the Shareholder Approvals. The Seller shall provide copies of the Shareholder Approvals to the Buyer promptly upon receipt.

Section 5.16 FIRPTA Certificate. On the Closing Date prior to the Closing, the Company shall deliver to the Buyer a duly executed and acknowledged certificate, in form and substance acceptable to the Buyer and in compliance with the Code and Treasury Regulations, certifying such facts as to establish that the sale of the Shares and any other transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code.

Section 5.17 Code Scan. As promptly as practicable after the date hereof, the Company shall use commercially reasonable efforts to engage a reputable third party vendor to undertake a source code scan of the Linux-branch of the Company’s ftserver product.

ARTICLE VI

TAX MATTERS

Section 6.1 Transfer Taxes. The Buyer shall pay, and shall indemnify and hold the Seller harmless against, any transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax or similar taxes, fees or charges imposed as a result of the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”), together with any interest, penalties or additions to such Transfer Taxes. The Seller and the Buyer shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such Laws, the amount of any such Transfer Taxes payable in connection herewith.

Section 6.2 Parachute Payments. With respect to each employee of, or other service provider to, the Company or its Subsidiaries who is, or would reasonably be expected to be as of the Closing Date, a “disqualified individual” (as defined in Section 280G(c) of the Code), prior to the Closing Date, the Seller shall cause the Company to use its commercially reasonable efforts to seek to have any such individual waive any payments or economic benefit pursuant to any Employee Plan and any agreement, in each case, entered into by the Company or any of its Subsidiaries and such disqualified individual prior to the Closing Date that such individual is entitled in connection with the transactions contemplated by this Agreement (either alone or in combination with any other event) that could constitute an “excess parachute payment” (as defined in Section 280G(b) of the Code) with respect to such individual. If any individual waives his or her rights to payments or economic benefits as described in the previous sentence, the Seller shall use commercially reasonable efforts to seek to obtain or cause the Company to obtain shareholder approval in accordance with the requirements of Section 280G(b)(5)(B) of the Code and in a manner that satisfies the applicable requirements of Section 280G(b)(5)(B) of the Code and any regulations promulgated thereunder; provided that in no event shall this Section 6.3 be construed to require the Seller to compel any Person to waive any existing rights under any Contract that such Person has with the Company or any of its Subsidiaries, and in no event shall the Seller be deemed in breach of this Section 6.3 if any such Person refuses to waive any such rights or such shareholder approval is not obtained. Within a reasonable period of time before taking such actions, the Seller shall deliver to the Buyer for review and comment copies of any documents or agreements necessary to effect this Section 6.3, including, but not limited to, any shareholder consent form, disclosure statement, or waiver, and the Seller shall consider in good faith all comments received from the Buyer on such documents and agreements.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 General Conditions. The respective obligations of the Buyer, the Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a) The BMA Consent shall have been obtained.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), including any Law that may be administered by the U.S. Department of Treasury’s Office of Foreign Assets Controls (OFAC) or the U.S. Department of Commerce’s Bureau of Industry and Security (BIS), that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

(c) All material consents of, or registrations, declarations or filings with, any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed.

(d) The Shareholder Approvals shall have been obtained.

Section 7.2 Conditions to Obligations of the Seller and the Company. The obligations of the Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller (with respect to the Seller and the Company) in its sole discretion:

(a) (i) The representations and warranties of the Buyer qualified by “Buyer Material Adverse Effect” shall be true and correct in all respects both when made and as of the Closing Date as though made at and as of such date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all respects as of such specified date; and (ii) the representations and warranties of the Buyer contained in this Agreement not so qualified by “Buyer Material Adverse Effect” shall be true and correct in all respects both when made and as of the Closing Date as though made at and as of such date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all respects as of such specified date, except where the failure to be so true and correct in all respects would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) The Buyer shall have performed all obligations and agreements and complied with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing in all material respects.

(c) The Seller shall have received from the Buyer a certificate to the effect set forth in Section 7.2(a) and Section 7.2(b), signed by a duly authorized officer thereof.

(d) The releases relating to the Seller Guarantees shall have been obtained or the Buyer shall have expressly assumed, and indemnified Seller for, all of Seller’s liabilities under the Seller Guarantees pursuant to back-to-back arrangements reasonably satisfactory to the Seller.

Section 7.3 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a) (i) The representations and warranties of the Seller and the Company contained in this Agreement (other than the Fundamental Representations) qualified by “Seller Material Adverse Effect” or “Material Adverse Effect” shall be true and correct in all respects both when made and as of the Closing Date as though made at and as of such date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all respects as of such specified date; (ii) the representations and warranties of the Seller and the Company contained in this Agreement (other than the Fundamental Representations) not so qualified by “Seller Material Adverse Effect” or “Material Adverse Effect” shall be true and correct in all respects (without regard to “materiality” or “material” qualifiers contained therein) both when made and as of the Closing Date as though made at and as of such date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all respects (without regard to “materiality” or “material” qualifiers contained therein) as of such specified date, except where the failure to be so true and correct in all respects would not, individually or in the aggregate, reasonably be expected to have, with respect to the representations and warranties of the Seller, a Seller Material Adverse Effect, or, with respect to the representations and warranties of the Company, a Material Adverse Effect; (iii) the Fundamental Representations qualified by “materiality” (including the word “material”), “Seller Material Adverse Effect” or “Material Adverse Effect” shall be true and correct in all respects both when made and as of the Closing Date as though made at and as of such date, or in the case of such Fundamental Representations that are made as of a specified date, such representations and warranties shall be true and correct in all respects as of such specified date, and (iv) the

Fundamental Representations not so qualified by “materiality” (including the word “material”), “Seller Material Adverse Effect” or “Material Adverse Effect” shall be true and correct in all respects both when made and as of the Closing Date as though made at and as of such date, or in the case of Fundamental Representations that are made as of a specified date, such representations and warranties shall be true and correct in all respects as of such specified date, except for inaccuracies which, taken as a whole, are de minimis.

(b) Each of the Seller and the Company shall have performed all obligations and agreements and complied with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing in all material respects.

(c) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(d) The Buyer shall have received from each of the Seller and the Company a certificate to the effect set forth in Sections 7.3(a), 7.3(b) and 7.3(c), signed by a duly authorized officer thereof.

(e) The Company’s independent auditors shall not have proposed and, to the Knowledge of the Company, are not in the process of proposing any material adjustments to the Unaudited 2014 Financial Statements that would be required, either individually or in aggregate, for such auditors to deliver an unqualified report with respect to the Unaudited 2014 Financial Statements together with the notes to such financial statements (other than a Going Concern Qualification).

(f) The Buyer shall have received from the Company a certificate, dated as of the Closing Date and signed on behalf of the Company by the Chief Financial Officer of the Company, stating that the condition set forth in Section 7.3(e) has been satisfied.

(g) The Buyer shall have received from the Seller the Unaudited 2014 Financial Statements as described in Section 5.3(c).

(h) The Company shall have delivered to the Buyer fully executed copies of the Payoff Letters and shall have made arrangements reasonably satisfactory to the Buyer for the agents of the applicable holders of Indebtedness to be paid off at Closing pursuant to Section 2.2(b) to deliver releases of all related Encumbrances to the Buyer substantially concurrently with the Closing.

(i) The Seller shall have delivered to the Buyer fully executed copies of the Termination Agreements.

(j) (i) The aggregate amount of Transaction Expenses incurred, or reasonably expected to be incurred post-closing, since the Transaction Expense Measurement Date (or incurred prior to the Transaction Expense Measurement Date but not paid as of the Transaction Expense Measurement Date) shall not exceed the aggregate amount of Transaction Expenses set forth on Section 7.3(j) of the Disclosure Schedules, (ii) none of the Seller, the Company or any of its Subsidiaries shall have incurred any Transaction Expenses other than with respect to those payees set forth on Section 7.3(j) of the Disclosure Schedules (other than with respect to payees to be included in the “Foreign and Special Counsel” and “Miscellaneous” categories of such schedule), and (iii) the Buyer shall have received evidence reasonably satisfactory to the Buyer that neither the Company nor any of its Subsidiaries has paid or is liable for any Seller Expenses except as otherwise provided on Section 7.3(j) of the Disclosure Schedules.

ARTICLE VIII

NON-SURVIVAL

Section 8.1 Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument or certificate delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Closing, except for (a) those covenants and agreements contained herein to the extent that by their terms apply or are to be performed in whole or in part after the Closing and (b) those contained in Article X.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the Seller;

(b) (i) by the Seller, if the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured prior to the earlier of (1) the Business Day prior to the Termination Date and (2) the date that is 60 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Seller or (ii) by the Buyer, if the Seller or the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3, (B) cannot be or has not been cured prior to the earlier of (1) the Business Day prior to the Termination Date and (2) the date that is 60 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Buyer; provided, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the breach or failure to perform such representation, warranty or covenant;

(c) (i) by the Seller, if any of the conditions set forth in Section 7.1 or Section 7.2 shall have become incapable of fulfillment on the Business Day prior to the Termination Date or (ii) by the Buyer, if any of the conditions set forth in Section 7.1 or Section 7.3 shall have become incapable of fulfillment on the Business Day prior to Termination Date; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of such condition to be satisfied on or prior to such date;

(d) by either the Seller or the Buyer if the Closing shall not have occurred by April 30, 2014 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to such date;

(e) by the Seller if (i) all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or, to the extent permitted by applicable Law, waived (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date; provided, that such conditions are capable of being satisfied at the time of such termination if the Closing were held at the time of such termination), (ii) the Seller has delivered notice to the Buyer to the effect that all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived (or would be satisfied or waived if the Closing were to occur on the date of such termination) and that the Seller is prepared to consummate the Closing and (iii) the Buyer fails to consummate the Closing by the third Business Day after delivery of the notice described in (ii) above, and the Seller stood ready, willing and able to consummate the Closing; provided, that during such three Business Day period following delivery of the notice described in (ii) above, no party shall be entitled to terminate this Agreement pursuant to Section 9.1(d);

(f) by the Buyer in the event that the Shareholder Approvals shall not have been obtained by 11:59 pm Eastern Daylight Time on April 25, 2014; or

(g) by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other Action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other Action shall have become final and nonappealable; provided, that the party so requesting termination shall have complied with Section 5.9.

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party except (a) for the provisions of Section 5.8 relating to confidentiality, Section 5.10 relating to public announcements, Section 10.1 relating to the Reverse Termination Fee, Company Termination Fee and fees and expenses, Section 10.4 relating to notices, Section 10.7 relating to third-party beneficiaries, Section 10.8 relating to governing law, Section 10.9 relating to submission to jurisdiction, Section 10.13(b) and this Section 9.2 and (b) that nothing herein shall relieve any party from liability for any intentional and material breach of this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Termination Fees; Fees and Expenses.

(a) In the event that the Seller terminates this Agreement pursuant to Section 9.1(b)(i) or Section 9.1(e) (such termination, a “Specified Termination”), the Buyer shall pay promptly, but in any event no later than two Business Days, following such termination, to the Seller the Reverse Termination Fee, in cash, by wire transfer of immediately available funds in United States dollars, to an account designated by the Seller. In the event that the Seller shall have actually received full payment of the Reverse Termination Fee, the Seller agrees that the remedy provided for in the prior sentence of this Section 10.1(a) shall be the sole and exclusive remedy of the Seller against the Buyer or any Buyer Related Party arising from, and such amounts shall constitute liquidated damages in respect of, a Specified Termination and in no event will the Seller seek to recover any money damages or seek any other remedy based on a claim in law or equity, or through attempting piercing of the corporate or similar veil, or by virtue of any applicable Law, whether in contract tort or otherwise, or by any other means, with respect to any Specified Termination; provided, that, notwithstanding the foregoing, Buyer shall reimburse the Seller for all out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Seller or its Affiliates, if any, in connection with enforcing payment of the Reverse Termination Fee. The Buyer acknowledges that the agreements contained in this Section 10.1(a) are an integral part of the transactions contemplated hereby, and that, without these agreements, the Seller and the Company would not enter into this Agreement.

(b) In the event that the Buyer terminates this Agreement pursuant to Section 9.1(b)(ii), solely with respect to a breach of Section 5.14 or Section 5.15 triggering such termination, or Section 9.1(f) (such termination, a “Shareholder Approval Termination”), the Seller, the Company and Stratus US shall be jointly and severally responsible for paying promptly, but in any event no later than two Business Days, (i) following such termination, to the Buyer the Company Termination Fee, in cash, by wire transfer of immediately available funds in United States dollars, to an account designated by the Buyer, and (ii) following the request of the Buyer accompanied by appropriate documentation of reasonable out-of-pocket costs and expenses, to the Buyer the Buyer Expense Reimbursement, in cash, by wire transfer of immediately available funds in United States dollars, to an account designated by the Buyer. In the event that the Buyer shall have actually received full payment of the Company Termination Fee and the Buyer Expense Reimbursement, the Buyer agrees that the remedy provided for in the prior sentence of this Section 10.1(b) shall be the sole and exclusive remedy of the Buyer against the Company, the Seller, Stratus US or any of their current, former or future officers, directors, employees, agents and Affiliates arising from, and such amounts shall constitute liquidated damages in respect of, a Shareholder Approval Termination and in no event will the Buyer seek to recover any other remedy based on a claim in law or equity, or through attempting piercing of the corporate or similar veil, or by virtue of any applicable Law, whether in contract tort or otherwise, or by any other means, with respect to any Shareholder Approval Termination; provided, that, notwithstanding the foregoing, the Seller, the Company or Stratus US shall reimburse the Buyer for all out of pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Buyer or its Affiliates, if any, in connection with enforcing payment of the Company Termination Fee or the Buyer Expense Reimbursement. The Seller, the Company and Stratus US acknowledge that the agreements contained in this Section 10.1(b) are an integral part of the transactions contemplated hereby, and that, without these agreements, the Buyer would not enter into this Agreement.

(c) Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

Section 10.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party. Notwithstanding anything to the contrary contained herein, Sections 10.1, 10.2, 10.7, 10.8, 10.12, 10.13(b) and 10.16 may not be modified or amended in a manner that is adverse in any material respect to any Lender without the prior written consent of such Lender.

Section 10.3 Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to the Seller, to:

Stratus Technologies Bermuda Holdings Ltd.

Cumberland House, 9th Floor

1 Victoria Street

Hamilton, Bermuda HM11

Attention: Secretary

Facsimile: (441) 292-7880

E-mail: tgrant@chw.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Steven R. Shoemate, Esq.

Facsimile: (212) 351-5316

E-mail: sshoemate@gibsondunn.com

(ii)	if to the Company before the Closing, to:

Stratus Technologies Bermuda Ltd.

Cumberland House, 9th Floor

1 Victoria Street

Hamilton, Bermuda HM11

Attention: Secretary

Facsimile: (441) 292-7880

E-mail: tgrant@chw.com

(iii)	with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Steven R. Shoemate, Esq.

Facsimile: (212) 351-5316

E-mail: sshoemate@gibsondunn.com

(iv)	if to the Company after the Closing, to:

Stratus Technologies Bermuda Ltd.

Cumberland House, 9th Floor

1 Victoria Street

Hamilton, Bermuda HM11

Attention: Secretary

Facsimile: (441) 292-7880

E-mail: tgrant@chw.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

1999 Avenue of the Stars, Fl 29

Los Angeles, CA 90067

Attention: Daniel Clivner, Esq.

Facsimile: (310) 407-7502

E-mail: dclivner@stblaw.com

(v)	if to the Buyer, to:

Storm Private Holdings II Ltd.

c/o Siris Capital Group, LLC

601 Lexington Avenue, 59th Fl

New York NY 10022

Attention: Chief Compliance Officer

Facsimile: (212) 231-2680

E-mail: golio@siriscapital.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

1999 Avenue of the Stars, Fl 29

Los Angeles, CA 90067

Attention: Daniel Clivner, Esq.

Facsimile: (310) 407-7502

E-mail: dclivner@stblaw.com

Section 10.5 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 10.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. This Agreement shall not be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby other than those expressly set forth herein or in any document required to be delivered hereunder, including, without limitation, any implied covenants regarding noncompetition or nonsolicitation, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (i) with respect to the provisions of Sections 5.12 and 10.13(b), which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof and (ii) with respect to the provisions of Sections 10.1, 10.2, 10.7, 10.8, 10.12, 10.13(b) and 10.16, which shall inure to the benefits of the Lenders to the extent specified therein.

Section 10.8 Governing Law. This Agreement and all disputes, controversies, or claims arising out of or relating to this Agreement or the transactions contemplated hereby, including the Debt Financing, whether contractual or extracontractual (including fraud), shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York (other than Section 5-1401 of the New York General Obligations Law) or any other jurisdiction.

Section 10.9 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in any New York State or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.10 Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule to the extent that the relevance of such information and disclosure is reasonably apparent on its face, upon a reading of such information or disclosure without any independent knowledge on the part of the reader regarding the matter disclosed. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 10.11 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder or equityholder of the Seller or any officer, director, employee, Representative or investor of the Seller, including in respect of a Shareholder Approval Termination or failure to obtain the Shareholder Consent, except in the case of fraud.

Section 10.12 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that (i) the Buyer may assign this Agreement to any Affiliate of the Buyer and (ii) the Buyer may, from and after the Closing, assign its rights under this Agreement to the Lenders or any other lender as collateral security in connection with the Debt Financing, in each case without the prior consent of the other parties; provided, further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.13 Enforcement; Remedies.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief. Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that the Seller shall be entitled to specific performance of the Buyer’s obligation to cause the Equity Financing to be funded and to effect the Closing in accordance with Section 2.2 if and only in the event that (i) all of the conditions set forth in Article VII have been satisfied or, to the extent permitted by applicable Law and with respect to the conditions set forth in Section 7.2, solely for purposes of consummating the transactions contemplated by this Agreement, waived (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date; provided, that such conditions are capable of being satisfied at the time of the Closing), (ii) the Debt Financing has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing, (iii) the Buyer fails to complete the Closing by the date the Closing otherwise would have been required to have occurred pursuant to Section 2.2 and (iv) the Seller has irrevocably confirmed in writing that if specific performance is granted and the Equity Financing and Debt Financing are funded, then it is willing to waive any unsatisfied conditions in Section 7.2 (but solely for purposes of consummating the transactions contemplated by this Agreement) and the Closing pursuant to Section 2.2 will occur. For purposes of this Section 10.13(a), references to “Debt Financing” shall include the financing contemplated by the Commitment Letters as required or permitted to be replaced or substituted by Section 5.3.

(b) Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of the Buyer for any Losses of the Seller or the Company relating to the failure of the transactions contemplated by this Agreement to be consummated, a breach by the Buyer of this Agreement or otherwise shall be limited to the amount of the Reverse Termination Fee (if due), plus the sum of all out of pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Seller or its Affiliates in connection with enforcing payment of the Reverse Termination Fee (if due) (the “Liability Limitation”), and in no event shall the Seller or any of its Affiliates seek any amount in excess of the Liability Limitation in connection with this Agreement or the transactions contemplated hereby or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, in tort or otherwise. Seller agrees that in connection with this Agreement it has no right of recovery against, and no personal liability shall attach to any former, current or future direct or indirect equityholder, controlling person, stockholder, director, officer, employee, agent, Affiliate, member, manager, general or limited partner, Equity Investor or assignee of the Buyer or any Lender or Lender Related Party (each, a “Buyer Related Party”), through the Buyer or otherwise, whether by or through attempting piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of the Buyer against any Buyer Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, whether in contract, tort or otherwise, except for its rights to recover from the Guarantor (but not any other Buyer Related Party) under and to the extent provided in the Guaranty and subject to the Liability Limitation and the other limitations described therein. Recourse against the Guarantor under the Guaranty shall be the sole and exclusive remedy of the Seller and its Affiliates against the Guarantor and any other Buyer Related Party (other than the Buyer to the extent provided in this Agreement) in connection with this Agreement or the transactions contemplated hereby, whether at law or in equity, in contract, in tort or otherwise. Without limiting the rights of the Seller against the Buyer hereunder, in no event shall the Seller or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against or seek to recover damages from, any Buyer Related Party (other than against the Guarantor pursuant to the Guaranty and subject to the Liability Limitation and the other limitations described therein). For the avoidance of doubt, under no circumstances will the Seller or the Company be permitted or entitled to receive both (A) a grant of specific performance of the obligation to close contemplated by Section 10.13(a) that results in the Closing being consummated and (B) any money damages, including the Reverse Termination Fee (if due).

Section 10.14 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 10.15 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.16 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING THE DEBT FINANCING.

Section 10.17 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 10.18 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 10.19 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 10.20 Legal Representation.

(a) Only the Seller and the Company shall be considered clients of Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”). The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) acknowledges and agrees that all confidential communications between the Seller or the Company and Gibson Dunn in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Seller and not the Company, and shall not pass to or be claimed, held, or used by the Buyer or the Company upon or after the Closing. Accordingly, the Buyer shall not have access to any such communications, or to the files of Gibson Dunn relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Gibson Dunn in respect of the Acquisition Engagement constitute property of the client, only the Seller shall hold such property rights and (ii) Gibson Dunn shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company or the Buyer by reason of any attorney-client relationship between Gibson Dunn and the Company or otherwise; provided, however, that notwithstanding the foregoing, Gibson Dunn shall not disclose any such attorney-client communications or files to any third parties (other than representatives, accountants and advisors of the Seller; provided, that such representatives, accounts and advisors are instructed to maintain the confidence of such attorney-client communications).

(b) The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) acknowledges and agrees that Gibson Dunn has acted as counsel for the Seller, the Company and their respective Affiliates for several years and that the Seller reasonably anticipates that Gibson Dunn will continue to represent it and/or such other parties in future matters. Accordingly, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) expressly consents to Gibson Dunn’s representation of the Seller and/or its Affiliates and/or any of their respective agents (if any of the foregoing Persons so desire) in any matter, including, without limitation, any post-Closing matter in which the interests of the Buyer and the Company, on the one hand, and the Seller or any of its Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement, and whether or not such matter is one in which Gibson Dunn may have previously advised the Seller, the Company or their respective Affiliates.

(c) From and after the Closing, the Company shall cease to have any attorney-client relationship with Gibson Dunn, unless and to the extent Gibson Dunn is expressly engaged in writing by the Company to represent the Company after the Closing and either (i) such engagement involves no conflict of interest with respect to the Seller and/or any of its Affiliates or (ii) the Seller and/or any such Affiliate, as applicable, consent in writing to such engagement. Any such representation of the Company by Gibson Dunn after the Closing shall not affect the foregoing provisions hereof. Furthermore, Gibson Dunn, in its sole discretion, shall be permitted to withdraw from representing the Company in order to represent or continue so representing the Seller.

(d) The Seller, the Company and the Buyer consent to the arrangements in this Section 10.20 and waive any actual or potential conflict of interest that may be involved in connection with any representation by Gibson Dunn permitted hereunder.

Section 10.21 No Presumption Against Drafting Party. Each of the Buyer and the Seller acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

By:	/s/ Robert C. Laufer
	Name:	Robert C. Laufer
	Title:	Vice President and Treasurer

STRATUS TECHNOLOGIES BERMUDA LTD.

By:	/s/ Robert C. Laufer
	Name:	Robert C. Laufer
	Title:	Vice President and Treasurer

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

Solely for purposes of Section 10.1(b):

STRATUS TECHNOLOGIES, INC.

By:	/s/ Robert C. Laufer
	Name:	Robert C. Laufer
	Title:	Senior Vice President, CFO and Treasurer

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STORM PRIVATE HOLDINGS II LTD.

By:	/s/ Peter Berger
	Name:	Peter Berger
	Title:	Vice President

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

Exhibit A

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

Members’ Written Resolutions

The undersigned members of Stratus Technologies Bermuda Holdings Ltd. a company duly existing under the laws of Bermuda (the “Company”) pursuant to Section 77A of the Companies Act 1981 and Bye-Law 99(b) of the Company’s Bye-Laws (the “Bye-Laws”), HEREBY ADOPT the resolutions set out below (the “Resolutions”) of which notice (“Notice”) has been given to all the members of the Company who would be entitled to attend a meeting and vote on the Resolutions.

The Resolutions are effective the date that they are signed by, or in the case of a member that is a corporation, on behalf of, the members of the Company who at the date of the Notice represent such majority of votes as would be required if the Resolutions had been voted on at meeting of members of the Company and may be executed in counterparts. A copy of the Resolutions shall be inserted in the Company’s minute book. Any action taken herein shall be of the same force and effect as if adopted at a duly convened general meeting of the Company.

1.	Amendments to the Company’s Bye-Laws

RESOLVED, upon recommendation of the Company’s directors, and pursuant to Bye-Law 117 of the Bye-Laws, that the amendments to the Bye-Laws contained in the Schedule to these Resolutions (the “Bye-Law Amendments”) which Bye-Law Amendments shall be incorporated in and form part of these Resolutions, be and they are hereby approved and adopted in their entirety.

2.	Proposed sale of the shares of Stratus Technologies Bermuda Ltd.

RESOLVED, upon recommendation of the Company’s directors, that the proposed sale of the Company’s wholly-owned subsidiary, Stratus Technologies Bermuda Ltd., to Storm Private Holdings II Ltd., an affiliate of Siris Capital Group, LLC (the “Sale”) be and is hereby approved and that the directors and officers of the Company, acting individually be and they are hereby authorised for and on behalf of the Company to execute and deliver, either under hand or as a deed, on behalf of the Company all such documents deeds, certificates, instruments and to do all such other acts, deeds and things as the Company itself may lawfully do, in connection with the Sale and in furtherance of these Resolutions, and that all and any lawful actions of the directors of the Company to date in connection with the Sale be and they are hereby approved, ratified and confirmed.

Stratus Technologies Bermuda Holdings Ltd.

Members’ resolutions Bye-Law amendments, Protective Provisions and approval of Sale

Schedule

Bye-Law Amendments

Bye-Law (b)(v)(d) of the Company’s bye-laws will be deleted in its entirety and replaced with with the following new Bye-Law (b)(v)(d):

“(d)	Notwithstanding anything herein to the contrary, no Requisite Approval shall be required in the case of any transaction described in Bye-Law 3(b)(v)(b)(ii), (iii), (iv) and (v) (a “Control Transaction”) (provided that with respect to a Control Transaction for which no consent is required under Bye-law 3(b)(v)(b) because of this Bye-law 3(b)(v)(d), to the extent the implementation of such Control Transaction would otherwise require an approval described in Bye-Law 3(b)(v)(b) (i), (ii) or (iii) hereof, no consent under Bye-law 3(b)(v)(e) hereof shall be required), where such a Control Transaction would result in the holders of the Preference Shares receiving value in cash or Readily Marketable Securities (as defined below) of at least the Preference Amount (as defined in Bye-law 3(b)(vi)(a)(i) hereof); provided, however, that if such Control Transaction would not result in the holders of the Preference Shares receiving value in cash or Readily Marketable Securities of at least the Preference Amount, then the consent of each holder of Voting Preference Shares shall be required for such Control Transaction except:

(i)	for the approval of the Share Purchase Agreement, by and among the Company, Stratus Technologies Bermuda Ltd., Storm Private Holdings II Ltd. and, solely for purposes of Section 10.1(b) therein, dated as of March 30, 2014 (the “March 2014 SPA”), pursuant to which, subject to the terms and conditions contained therein, Storm Private Holdings II Ltd. will purchase and acquire all of the right, title and interest in and to 100% of the issued share capital of Stratus Technologies Bermuda Ltd., in which instance the Requisite Approval shall be required;

(ii)	for the liquidation, dissolution or winding-up of the Company subsequent to the closing of the transactions contemplated by the March 2014 SPA, in which instance the Requisite Approval shall be required; or

(iii)	if it is agreed by the holders of a majority of the voting interests of the then issued Voting Preference Shares, voting separately as a class on an as-converted basis, that any non-consenting holder of Preference Shares shall, in fact, receive value in cash or Readily Marketable Securities of at least the Preference Amount;

provided, further, however, that the terms and conditions of any such Control Transaction (whether pursuant to Bye-laws 3(b)(v)(d)(i), (ii) or (iii) above) shall not require any holder of Preference Shares:

(v)	to make any out of pocket expenditure prior to the consummation of such Control Transaction (excluding modest expenditures for postage, copies, etc.), or to be obligated to pay any expenses incurred in connection with such Control Transaction, except indirectly to the extent such costs are incurred for the benefit

Stratus Technologies Bermuda Holdings Ltd.

Members’ resolutions Bye-Law amendments, Protective Provisions and approval of Sale of all of the Company’s shareholders and are paid by the Company or the acquiring party, and except for costs incurred by or on behalf of a holder of the Preference Shares for its sole benefit;

(w)	to make any representations, warranties or covenants in connection with such Control Transaction, except for representations and warranties with respect to such holder’s ownership of the Company’s securities to be sold by it and its ability to convey title thereto free and clear of liens, encumbrances or adverse claims and reasonable covenants regarding confidentiality, publicity and similar matters;

(x)	to assume any liability with respect to any representation and warranty or covenant made by the Company or other shareholder in connection with such Control Transaction;

(y)	to amend, extend or terminate any contractual or other relationship with the Company, the acquirer or their respective affiliates; or

(z)	to agree to any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to such Control Transaction.”

Stratus Technologies Bermuda Holdings Ltd.

Members’ resolutions Bye-Law amendments, Protective Provisions and approval of Sale

Member’s Signature

Print Name of Member and Authorised Signatory

Class of Share

Date

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

Written Resolutions of the holders of the Series A Preference Shares, the Series B1

Preference Shares and the Series B2 Preference Shares

The undersigned holders of Series A Preference Shares (the “Series A Preference Shares”) in the capital of Stratus Technologies Bermuda Holdings Ltd. a company duly existing under the laws of Bermuda (the “Company”), and the undersigned holders of Series B1 Preference Shares (the “Series B1 Preference Shares” and, together with the Series A Preference Shares, the “Voting Preference Shares”) in the capital of the Company and the undersigned holders of Series B2 Preference Shares (the “Series B2 Preference Shares” and together with the Voting Preference Shares, the Preference Shares”) in the capital of the Company, pursuant to Section 77A of the Companies Act, 1981 and Bye-Laws 99(b) of the Company’s Bye-Laws (the “Bye-Laws”), HEREBY ADOPT the resolutions set out below (the “Resolutions”) of which notice (“Notice”) has been given to all holders of the Preference Shares.

The Resolutions are effective and constitute the requisite approval for the purposes of the Bye-Laws on the date that:

(i)	in the case of Resolution 1, they are signed by the holders of at least eighty-five per cent. (85%) of the issued Voting Preference Shares for the purposes of Bye-Law 3(b)(v)(e) of the Bye-Laws; and

(ii)	in the case of Resolution 2 and subject to the adoption of Resolution 1 by the requisite holders of Voting Preference Shares, they are signed by the holders of at least a majority of the Preference Shares for the purposes of Bye-Law 3(b)(v)(d) of the Bye-Laws, as amended by the Bye-Law Amendments (as defined below).

A copy of the Resolutions shall be inserted in the Company’s minute book. Any action taken herein shall be of the same force and effect as if adopted at a duly convened meeting of the holders of the Preference Shares, voting separately as a class in accordance with the Bye-Laws.

1.	Amendments to the Company’s Bye-Laws

RESOLVED, upon recommendation of the Company’s directors, that the amendments to the Bye-Laws contained in the Schedule to these Resolutions (the “Bye-Law Amendments”) which Bye-Law Amendments shall be incorporated in and form part of these Resolutions, be and they are hereby approved and adopted in their entirety.

2.	Proposed sale of the shares of Stratus Technologies Bermuda Ltd.

RESOLVED, upon recommendation of the Company’s directors, that the proposed sale of the Company’s wholly-owned subsidiary, Stratus Technologies Bermuda Ltd., to Storm Private Holdings II Ltd., an affiliate of Siris Capital Group, LLC (the “Sale”) be and is hereby approved and that the directors and officers of the Company, acting individually be and they are hereby authorised for and on behalf of the Company to

Stratus Technologies Bermuda Holdings Ltd.

Approval of the Preference shareholders re

to the Amendments to the Company’s Bye-Laws and the Sale

execute and deliver, either under hand or as a deed, on behalf of the Company all such documents deeds, certificates, instruments and to do all such other acts, deeds and things as the Company itself may lawfully do, in connection with the Sale and in furtherance of these Resolutions, and that all and any lawful actions of the directors of the Company to date in connection with the Sale be and they are hereby approved, ratified and confirmed.

Stratus Technologies Bermuda Holdings Ltd.

Approval of the Preference shareholders re

to the Amendments to the Company’s Bye-Laws and the Sale

Schedule

Bye-Law Amendments

Bye-Law (b)(v)(d) of the Company’s bye-laws will be deleted in its entirety and replaced with with the following new Bye-Law (b)(v)(d):

“(d)	Notwithstanding anything herein to the contrary, no Requisite Approval shall be required in the case of any transaction described in Bye-Law 3(b)(v)(b)(ii), (iii), (iv) and (v) (a “Control Transaction”) (provided that with respect to a Control Transaction for which no consent is required under Bye-law 3(b)(v)(b) because of this Bye-law 3(b)(v)(d), to the extent the implementation of such Control Transaction would otherwise require an approval described in Bye-Law 3(b)(v)(b) (i), (ii) or (iii) hereof, no consent under Bye-law 3(b)(v)(e) hereof shall be required), where such a Control Transaction would result in the holders of the Preference Shares receiving value in cash or Readily Marketable Securities (as defined below) of at least the Preference Amount (as defined in Bye-law 3(b)(vi)(a)(i) hereof); provided, however, that if such Control Transaction would not result in the holders of the Preference Shares receiving value in cash or Readily Marketable Securities of at least the Preference Amount, then the consent of each holder of Voting Preference Shares shall be required for such Control Transaction except:

(i)	for the approval of the Share Purchase Agreement, by and among the Company, Stratus Technologies Bermuda Ltd., Storm Private Holdings II Ltd. and, solely for purposes of Section 10.1(b) therein, Stratus Technologies, Inc., dated as of March 30, 2014 (the “March 2014 SPA”), pursuant to which, subject to the terms and conditions contained therein, Storm Private Holdings II Ltd. will purchase and acquire all of the right, title and interest in and to 100% of the issued share capital of Stratus Technologies Bermuda Ltd., in which instance the Requisite Approval shall be required;

(ii)	for the liquidation, dissolution or winding-up of the Company subsequent to the closing of the transactions contemplated by the March 2014 SPA, in which instance the Requisite Approval shall be required; or

(iii)	if it is agreed by the holders of a majority of the voting interests of the then issued Voting Preference Shares, voting separately as a class on an as-converted basis, that any non-consenting holder of Preference Shares shall, in fact, receive value in cash or Readily Marketable Securities of at least the Preference Amount;

provided, further, however, that the terms and conditions of any such Control Transaction (whether pursuant to Bye-laws 3(b)(v)(d)(i), (ii) or (iii) above) shall not require any holder of Preference Shares:

(v)

to make any out of pocket expenditure prior to the consummation of such Control Transaction (excluding modest expenditures for postage, copies, etc.), or to be obligated to pay any expenses incurred in connection with such Control

Stratus Technologies Bermuda Holdings Ltd.

Approval of the Preference shareholders re

to the Amendments to the Company’s Bye-Laws and the Sale

Transaction, except indirectly to the extent such costs are incurred for the benefit of all of the Company’s shareholders and are paid by the Company or the acquiring party, and except for costs incurred by or on behalf of a holder of the Preference Shares for its sole benefit;

(w)	to make any representations, warranties or covenants in connection with such Control Transaction, except for representations and warranties with respect to such holder’s ownership of the Company’s securities to be sold by it and its ability to convey title thereto free and clear of liens, encumbrances or adverse claims and reasonable covenants regarding confidentiality, publicity and similar matters;

(x)	to assume any liability with respect to any representation and warranty or covenant made by the Company or other shareholder in connection with such Control Transaction;

(y)	to amend, extend or terminate any contractual or other relationship with the Company, the acquirer or their respective affiliates; or

(z)	to agree to any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to such Control Transaction.”

Stratus Technologies Bermuda Holdings Ltd.

Approval of the Preference shareholders re

to the Amendments to the Company’s Bye-Laws and the Sale

Member’s Signature

Print Name of Member and Authorised Signatory

Class of Preference Share

Date